Exhibit 10.1

EXECUTION VERSION

BUSINESS PURCHASE AGREEMENT

by

and

among

MEXICHEM COMPUESTOS, S.A. DE C.V.,

MEXICHEM UK LIMITED,

MEXICHEM FLUOR CANADA, INC.,

MEXICHEM AMANCO HOLDING, S.A. DE C.V.,

MEXICHEM, S.A.B. DE C.V.,

ALPHAGARY CORPORATION,

ALPHAGARY LIMITED,

ROCKWOOD ADDITIVES LIMITED,

ROCKWOOD SPECIALTIES INC.,

ROCKWOOD SPECIALTIES GROUP, INC.

AND

ROCKWOOD HOLDINGS, INC.

Dated as of December 16, 2010

i

Exhibits

EXHIBIT A	Form of Non-Competition Agreement
EXHIBIT B	Form of Non-Solicitation Agreement
EXHIBIT C	Form of Transition Services Agreement
EXHIBIT D	Form of Rockwood Specialties Group’s Certificate
EXHIBIT E	Form of the Purchasers’ Certificate
EXHIBIT F	Form of Escrow Agreement

Schedules

SCHEDULE 2.7                           Purchase Price Allocation

v

BUSINESS PURCHASE AGREEMENT

This Business Purchase Agreement (this “Agreement”) is made as of December 16, 2010, by and among Mexichem Compuestos, S.A. de C.V., a company (sociedad anónima de capital variable) incorporated and existing under the laws of Mexico (“Mexichem”), Mexichem UK Limited, a company incorporated and existing under the laws of England and Wales (“Mexichem UK”), Mexichem Fluor Canada Inc., a company incorporated and existing under the laws of the Province of Ontario, Canada (“Mexichem Canada”), Mexichem Amanco Holding, S.A. de C.V., a company (sociedad anónima de capital variable) incorporated and existing under the laws of Mexico (“Mexichem Amanco”), and Mexichem, S.A.B. de C.V., a company (sociedad anónima bursátil de capital variable) incorporated and existing under the laws of Mexico (“Mexichem Parent”, and, together with Mexichem, Mexichem UK, Mexichem Canada and Mexichem Amanco, the “Purchasers”), and AlphaGary Corporation, a corporation incorporated and existing under the laws of the State of Delaware (“AlphaGary Corporation”), AlphaGary Limited, a company incorporated and existing under the laws of England and Wales (“AGL”), Rockwood Additives Limited, a company incorporated and existing under the laws of England and Wales (“Rockwood Additives”), Rockwood Specialties Inc., a corporation incorporated and existing under the laws of the State of Delaware (“Rockwood Specialties”), Rockwood Specialties Group, Inc., a corporation incorporated and existing under the laws of the State of Delaware (“Rockwood Specialties Group”), and Rockwood Holdings, Inc., a corporation incorporated and existing under the State of Delaware (“Rockwood Holdings”, and together with Rockwood Additives, Rockwood Specialties and Rockwood Specialties Group, the “Rockwood Sellers”).  The Rockwood Sellers, together with AlphaGary Corporation and AGL, shall be referred to as the “Sellers”.

RECITALS

WHEREAS, Rockwood Holdings indirectly owns all of the equity interests of Rockwood Specialties Group;

WHEREAS, Rockwood Specialties Group directly or indirectly owns all of the equity interests of each of the other Sellers;

WHEREAS, Mexichem desires to purchase from AlphaGary Corporation and AGL, and AlphaGary Corporation and AGL desire to sell to Mexichem, the AG Patents and Know-How (as hereinafter defined);

WHEREAS, Mexichem Amanco desires to purchase from AlphaGary Corporation and AGL, and AlphaGary Corporation and AGL desire to sell to Mexichem Amanco, the AG Marks (as hereinafter defined);

WHEREAS, the Purchasers desire to purchase from the Rockwood Sellers, and the Rockwood Sellers desire to sell to the Purchasers, the Purchased Equity Interests (as hereinafter defined); and

WHEREAS, prior to and as a condition to the consummation of the transactions contemplated herein, AGL shall transfer all of the issued and outstanding shares of Princeton

Silver Limited, a company incorporated and existing under the laws of England and Wales, to an Affiliate of Rockwood Specialties Group (such transfer, the “Reorganization”);

NOW, THEREFORE, in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party hereto), the parties hereto agree as follows:

ARTICLE 1
Definitions; Rules of Interpretation

1.1         Certain Defined Terms.  For purposes of this Agreement, capitalized terms used in this Agreement have the meanings set forth below:

“1998 Transfer” has the meaning set forth in Section 3.8(j).

“2010 Financial Statements” has the meaning set forth in Section 3.5.

“Accounts Receivable” has the meaning set forth in Section 3.9.

“Adjustment Statement” has the meaning set forth in Section 2.6(c)(i).

“Administrative Assets” means assets utilized by the Rockwood Sellers and their Affiliates (other than the Target Companies) in providing administrative, accounting, tax, finance, insurance, legal, employee benefits, information technology and other like services to the Target Companies set forth in Schedule 1.1(a) of the Seller Disclosure Letter.

“AG Patents and Know-How” means the following: (i) patents, patent applications, including any continuations, divisions, continuations-in-part, renewals, and reissues for any of the foregoing; and (ii) know-how, trade secrets, technical information, data, databases, process technology, inventions (whether patentable or unpatentable and whether or not reduced to practice), plans, proposals, drawings, blue prints, research and development information, in each case owned by AlphaGary Corporation and AGL.

“AG Marks” means the following: names, Internet domain names, fictional business names, trade names, trademarks, service marks, trade dress, logos, and other indicia of origin, and registrations and applications for registration of any of the foregoing, together with the goodwill associated therewith, in each case owned by AlphaGary Corporation and AGL.

“AGL” has the meaning set forth in the Preamble of this Agreement.

“Affiliate” means, with respect to a Person, another Person, directly or indirectly, through one or more intermediaries, controlled by, under common control with or which controls, the Person specified at such time.  For purposes of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this Agreement and the Ancillary Documents, no Person shall be deemed to control Rockwood Holdings.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocation” has the meaning set forth in Section 2.7.

“AlphaGary Canada” means AlphaGary (Canada) Limited, a company incorporated and existing under the laws of the province of Ontario, Canada.

“AlphaGary Corporation” has the meaning set forth in the Preamble of this Agreement.

“Alternative Transaction” means (a) any stock purchase, share purchase, merger, consolidation, spin-off, split-off, sale of equity interests or other similar transaction involving any of the Target Companies or the Business, (b) any sale of all or any significant portion of the assets of the Target Companies (other than pursuant to the Reorganization), (c) any other transaction in respect of any of the Target Companies that results, directly or indirectly, in any of the Target Companies no longer being owned directly or indirectly by Parent or (d) any other transaction or series of transactions that has substantially similar economic effects, in each such case, in which any of the Purchasers or their Affiliates do not participate.

“Ancillary Documents” means the Non-Competition Agreement, the Non-Solicitation Agreement, the Escrow Agreement, the Transition Services Agreement, the instruments described in clauses (i), (ii), (iii), (v), (x), (xi), (xvii), (xviii) and (xix) of Section 2.5(a) and clause (iii) of Section 2.5(b).

“Antitrust Laws” means any Legal Requirements governing monopolies, agreements in restraint of trade or the lessening of competition through merger or acquisition, including the HSR Act and Brazilian Law No. 8884 of 1994.

“Appurtenances” means all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Real Property, including easements appurtenant to and for the benefit of any Real Property (a “Dominant Parcel”) for, and as the primary means of access between the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent.

“Basket Amount” has the meaning set forth in Section 12.2(b)(i).

“Benefit Plans” has the meaning set forth in Section 3.14(a).

“Business” means the business of developing, designing, manufacturing, marketing and selling polymer materials, such as vinyl and fluoropolymer alloys, halogen-free plastics, thermoplastic elastomer (TPE) compounds, polyvinyl chloride compounds, halogen-free/flame retardant olefin blends, polyurethane blends and crosslinkable olefins, specialty closure materials and TPE-based products, possessing specialized characteristics for niche applications, for manufacturers of power and communications cables, disposable medical devices, crown and closure sealants, automobile components, building materials and consumer packaging, soft-touch and footwear applications.

“Business Day” means any day, other than a Saturday, a Sunday or a day on which banks located in New York, New York, London, United Kingdom or Mexico City, Mexico are authorized or required by Legal Requirement to be closed.

“Business Employee” means the employees of the Target Companies that perform services exclusively for the Business.

“CADE” has the meaning set forth in Section 5.4.

“Canadian Purchased Equity Interests” means all of the issued and outstanding common shares, no par value per share, of AlphaGary Canada, representing one hundred percent (100%) of the issued and outstanding shares or other equity interests of AlphaGary Canada.

“Claim” means any action, claim, lawsuit, demand, suit, inquiry, hearing, government audit, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration or appeal, whether civil, criminal or administrative.

“Cleanup” has the meaning set forth in the definition of Environmental Liabilities.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” means the date on which the Closing actually takes place.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.6(b).

“Closing Date Indebtedness” means any Indebtedness of the Target Companies as of the Closing Date.

“Closing Date Working Capital” means, with respect to the Target Companies, the following current assets and current liabilities from the Estimated Closing Date Balance Sheet or the Closing Date Balance Sheet, as the case may be: (a) the sum of (i) cash, (ii) accounts receivable, (iii) inventory, (iv) prepaid expenses of the Target Companies and (v) recoverable VAT and GST/HST previously paid by the Target Companies and not yet recovered, in each case determined as of the Closing Date; minus (b) the sum of (i) accounts payable, (ii) Taxes payable, including Taxes payable by the Target Companies as a result of the Contemplated Transactions (other than those described in Section 9.11), to the extent not an income Tax to be paid by the Sellers with a Tax Return to be filed by the Rockwood Sellers pursuant to Section 9.1(a) of this Agreement or recoverable by any of the Target Companies after payment, (iii) accrued expenses, (iv) checks in transit, (v) employee compensation for periods on or prior to the Closing Date, including annual employee bonus obligations that are not accrued on the Financial Statements and (vi) other current liabilities, contingencies or reserves of the Target Companies, in each case determined as of the Closing Date.

“COBRA” has the meaning set forth in Section 3.14(c)(iv).

“Code” has the meaning set forth in Section 3.14(a).

“Consent” means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:

(a)           the sale and purchase of the Purchased IP and the Purchased Equity Interests by the Sellers and the Purchasers;

(b)           the Sellers’ execution, delivery and performance of this Agreement and the Ancillary Documents to be executed and delivered by the Sellers as contemplated hereby;

(c)           the Purchasers’ execution, delivery and performance of this Agreement and the Ancillary Documents to be executed and delivered by the Purchasers as contemplated hereby; and

(d)           the Reorganization.

“Contested Adjustments” has the meaning set forth in Section 2.6(c)(i).

“Contested Adjustment Notice” has the meaning set forth in Section 2.6(c)(i).

“Contract” means any agreement, contract, instrument, obligation, note, bond, mortgage, indenture, guarantee, promise, understanding, arrangement, commitment or undertaking (whether written or oral).

“Copyrights” has the meaning set forth in Section 3.22(a)(iv).

“Credit Agreement” has the meaning set forth in the definition of Guarantees.

“CTA” means Corporation Tax Act 2009 of the United Kingdom.

“Damages” has the meaning set forth in Section 12.2(a).

“Dollars” or “$” means the lawful currency of the United States.

“Dominant Parcel” has the meaning set forth in the definition of Appurtenances.

“Employer Debt Regulations” has the meaning set forth in Section 10.1(e)(ii)(B).

“Encumbrance” means any charge, claim, lien, option, pledge, encumbrance, mortgage, deed of trust, easement, right of way, encroachment, security interest, right of first option, right of first refusal or similar restriction, including any restriction on transfer.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands,

whether manmade or naturally occurring), groundwaters, drinking water supply, stream sediments and ambient air (including indoor air).

“Environmental Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law and consisting of or relating to:

(a)           any environmental matters or conditions (including on-site or off-site contamination and regulation of chemical substances or products);

(b)           any fine, penalty, judgment, award, settlement, Proceeding, damage, loss, claim, demand or response, investigative, remedial, or inspection cost or expense arising under Environmental Law;

(c)           financial responsibility under Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Law (“Cleanup”) and for any natural resource damages; or

(d)           any other compliance, corrective, investigative, or remedial measures required under Environmental Law.

The terms “removal,” “remedial,” “response action,” “Cleanup” and “corrective action” include the types of activities covered by Environmental Law, in each case as applicable.

“Environmental Law” means any Legal Requirement relating to the protection of the Environment or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of Hazardous Materials.

“ERISA” has the meaning set forth in Section 3.14(a).

“Escrow Agent” means Citibank N.A. or such other internationally recognized financial institution reasonably satisfactory to the Purchasers and the Rockwood Sellers.

“Escrow Agreement” means an Escrow Agreement by and among the Purchasers, the Rockwood Sellers and the Escrow Agent in substantially the form of Exhibit F.

“Escrow Amount” has the meaning set forth in Section 2.3(c).

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.6(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.3(b).

“Estimated Working Capital Shortfall” has the meaning set forth in Section 2.6(a).

“Estimated Working Capital Surplus” has the meaning set forth in Section 2.6(a).

“ETA” means the Excise Tax Act (Canada).

“Facilities” means any real property, leaseholds, or other interests in real property currently or formerly owned or operated by any of the Target Companies, and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Target Companies.

“Financial Statements” has the meaning set forth in Section 3.5.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body.

“Governmental Body” means any:

(a)           nation, state, county, province, city, town, prefect, village, district, parish, or other jurisdiction of any nature;

(b)           federal, state, local, municipal, foreign, or other government;

(c)           governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official court or other legally recognized tribunal);

(d)           multi-national organization or body; or

(e)           body legally exercising, or legally entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“GST/HST” means goods and services tax or harmonized sales tax, interest, penalties and fines imposed under Part IX of the ETA and the regulations made thereunder.

“Guarantees” means, collectively: (i) AlphaGary Corporation’s guarantee of the certain senior subordinated notes due 2014 issued pursuant to that certain Indenture, dated as of November 10, 2004, among Rockwood Specialties Group, certain of Rockwood Specialties Group’s direct and indirect domestic subsidiaries named in the signature pages thereto, as the guarantors, and The Bank of New York, a New York banking corporation, as the trustee; (ii) that certain Guarantee, dated as of July 30, 2004, made among Rockwood Specialties International, Inc., a Delaware corporation, each of the subsidiaries of Rockwood Specialties Group party thereto, as subsidiary guarantors, and Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent for the lenders from time to time parties to that certain Amended and Restated Credit Agreement, dated as of June 15, 2009 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rockwood Specialties Group, Rockwood Specialties Limited, a company organized under the laws of England and Wales, Rockwood Specialties International, Inc., a Delaware corporation, the lenders from time to time party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents for the lenders; (iii) that certain

UK Guarantee, dated as of July 30, 2004, made among Rockwood Specialties Group and each of the subsidiaries of Rockwood Specialties Limited, a company organized under the laws of England and Wales, party thereto, as subsidiary guarantors, and Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent for the lenders from time to time parties to the Credit Agreement; (iv) that certain Canadian Guarantee, dated as of July 30, 2004, by and among each of the Canadian Subsidiaries of Rockwood Specialties Group listed on Annex A thereto in favor of Credit Suisse First Boston, acting through its Cayman Islands Branch, acting as administrative agent for the lenders from time to time parties to the Credit Agreement; and (v) Guarantee Agreement, dated as of July 30, 2004, by and among AlphaGary Corporation and each of the other subsidiaries of Rockwood Specialties Group listed on the signature pages of such Guarantee Agreement and the agents for the lenders from time to time parties to that certain Senior Subordinated Loan Agreement, dated as of July 30, 2004, by and among Rockwood Specialties Group, as borrower, the several lenders form time to time party hereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, UBS AG, Stamford Branch, as documentation agent, Credit Suisse First Boston, acting through its Cayman Islands Branch, UBS Loan Finance LLC and Goldman Sachs Credit Partners L.P., as initial lenders, and Credit Suisse First Boston, acting through its Cayman Islands Branch, UBS Securities LLC and Goldman Sachs Credit Partners L.P., as lead arrangers.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to the applicable Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials, and any other act, business, operation, or thing that increases the environmental danger, or environmental risk of danger, or poses an unreasonable environmental risk of harm to persons or property on or off the Facilities.

“Historic Contamination” means (i) the Release, on or before the Closing, of any Hazardous Materials at, in, on, under or from any Real Property for which Cleanup is required by a Governmental Body, or (ii) the presence of any contamination, pollution or similar adverse effect on the Environment that is or becomes the responsibility of the Target Companies resulting from an act or omission that occurred on or before Closing, whether or not resulting in or reasonably likely to result in an Environmental Liability on or before Closing.

“HMRC” means HM Revenue & Customs.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976.

“ICDR Rules” has the meaning set forth in Section 13.5(a).

“ICTA” means Income and Corporation Taxes Act 1988 of the United Kingdom.

“Improvements” means all buildings, structures, fixtures and improvements, including the roof, foundation, load-bearing walls and other structural elements thereof; heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems; sewer, storm and waste water systems, irrigation and other water distribution systems; parking facilities, fire protection, security and surveillance systems and telecommunications, computer, wiring and cable installations located on or included in the Real Property, including those under construction.

“Indebtedness” means and includes, with respect to any Person, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness secured by a Lien on assets or properties of such Person, (vi) obligations under any interest rate, currency or other hedging agreement or (vii) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (vi) above.  Indebtedness shall not, however, include liabilities comprising the Closing Date Working Capital.

“Indemnified Person” has the meaning set forth in Section 12.4(a).

“Indemnifying Person” has the meaning set forth in Section 12.4(a).

“Independent Accountant” has the meaning set forth in Section 2.6(c)(ii).

“Intellectual Property” means any of the following in any jurisdiction throughout the world: (i) names, Internet domain names, fictional business names, trade names, trademarks, service marks, trade dress, logos, and other indicia of origin, and registrations and applications for registration of any of the foregoing, together with the goodwill associated therewith; (ii) patents, patent applications, including any continuations, divisions, continuations-in-part, renewals, and reissues for any of the foregoing; (iii) copyrights, and all registrations and applications for registration for the foregoing; and (iv) know-how, Trade Secrets, confidential information, customer lists, software, technical information, data, databases, process technology, inventions (whether patentable or unpatentable and whether or not reduced to practice), plans, proposals, drawings, blue prints, research and development information.

“Intellectual Property Assets” has the meaning set forth in Section 3.22(a).

“Inventory” means the inventory of the Target Companies, wherever located, owned, leased, licensed or held for use of the Target Companies or in connection with the Business, including finished goods, work in process, supplies, parts, containers, recycled materials and raw materials.

“IRS” means the United States Internal Revenue Service.

“ITA” means Income Tax Act (Canada).

“Knowledge” means, with respect to any individual, as to a particular fact or other matter, that such individual is actually or should reasonably be expected to be aware of such fact or other matter.  A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is currently serving as a director or officer of such Person has Knowledge of such fact or other matter.

“Knowledge of Rockwood” means the Knowledge of the Sellers and the Target Companies.

“Lease” means any lease, sublease, license, concession or other agreement (written or oral), including any agreement granting rights of possession, occupation, use or control and all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any of the Target Companies hold any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any of the Target Companies thereunder.

“Leased Real Property” means the parcels of real property leased, subleased or held under license or concession by the Target Companies (together with all Improvements thereon).

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law (including common law), ordinance, by-law, regulation, rule, statute or treaty.

“Lien” means any charge, claim, lien, option, pledge, security interest, right of first option, right of first refusal, right of preemption or similar restriction, including any restriction on voting or transfer (other than any restriction on voting or transfer imposed by operation of law).

“Marks” has the meaning set forth in Section 3.22(a)(ii).

“Material Adverse Change” means, (a) when used with respect to the Target Companies or the Business, any materially adverse change in or effect on (x) the business, assets, liabilities, results of operation or financial condition of the Target Companies, taken as a whole, or (y) the ability of the Target Companies to perform their respective obligations hereunder, or (b) when used with respect to the Rockwood Sellers or the Purchasers, any materially adverse change in or effect on (including any material delay) the ability of the Rockwood Sellers or the Purchasers, as the case may be, to perform their respective obligations hereunder, disregarding, in the case of clauses (a) and (b), each of the following, and any effects thereof or changes relating thereto or resulting therefrom:  (i) changes in the general economic, financial markets, regulatory or political conditions, (ii) events or changes to the extent that they generally affect the industry or industries, or market or markets, in which the Business operates, (iii) the suspension of trading in securities on any United States or foreign stock exchange, or a disruption in securities settlement, payment or clearance services in the United States or elsewhere, (iv) the impact of any decision by the Purchasers not to continue the employment of any person who is an employee of the Target Companies as of the date hereof, any voluntary termination of employment with the Target Companies by any Business Employees occurring during the period between the date hereof and the Closing Date and any termination of employment with the Target Companies for any reason of any Business Employees occurring on or after the Closing Date and (v) the announcement or pendency of this Agreement or the Contemplated Transactions, except that clauses (i) and (ii) shall not apply with respect to the Target Companies or the Business to any change that materially, disproportionately and adversely affects the Business, in comparison with other companies in the industry in which the Target Companies conduct the Business.

“Material Contract” has the meaning set forth in Section 3.18(a).

“Material Interest” has the meaning set forth in the definition of Related Person.

“Mexichem” has the meaning set forth in the Preamble of this Agreement.

“Mexichem Amanco” has the meaning set forth in the Preamble of this Agreement.

“Mexichem Canada” has the meaning set forth in the Preamble of this Agreement.

“Mexichem Parent” has the meaning set forth in the Preamble of this Agreement.

“Mexichem UK” has the meaning set forth in the Preamble of this Agreement.

“Mutual General Release” means a mutual general release pursuant which the director and the applicable Target Company each release the other from liabilities related to such person’s services as a director or pursuant to which Rockland Holdings agrees to indemnify the Target Companies for any such liabilities, in form and substance reasonably acceptable to the Purchasers and the Sellers.

“Non-Competition Agreement” means the Non-Competition and Confidentiality Agreement by and between Mexichem and Rockwood Specialties Group in substantially the form of Exhibit A.

“Non-Solicitation Agreement” means the Non-Solicitation Agreement by and between AlphaGary Corporation and Rockwood Specialties Group in substantially the form of Exhibit B.

“On-Site Environmental Liabilities” means any Environmental Liabilities arising out of the presence of Hazardous Materials in soil, land surface or subsurface strata, surface water or groundwater at or leaching from the Owned Real Property or the Leased Real Property to the extent existing or occurring, or arising from a condition or event existing or occurring prior to the Closing.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body or by any arbitrator.

“Ordinary Course of Business” means an action taken by a Person that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person.

“Organizational Documents” means (a) the certificate of incorporation or the articles of incorporation or association and the bylaws or memorandum of association of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation or organization and the operating agreement or limited liability company agreement of a limited liability company; and (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person (other than an individual).

“Outside Date” has the meaning set forth in Section 11.1(d).

“Overlap Period” has the meaning set forth in Section 9.1(b).

“Owned Real Property” means the parcels of real property owned by the Target Companies (together with all Improvements thereon and Appurtenances thereto).

“Owner” has the meaning set forth in the definition of Subsidiary.

“PA04” means the Pensions Act 2004 of the United Kingdom.

“Patents” has the meaning set forth in Section 3.22(a)(iii).

“Per Target Company Closing Date Working Capital” means, respectively, the Closing Date Working Capital of AlphaGary Canada, AGL and AlphaGary Corporation.

“Per Target Company Target Working Capital” means, with respect to AlphaGary Canada, One Million One Hundred Seventy-Nine Thousand Dollars ($1,179,000), with respect to AGL, Ten Million Seven Hundred Thirty-Six Thousand Dollars ($10,736,000), with respect to AlphaGary Corporation, Twelve Million Eighty-Five Thousand Dollars ($12,085,000).

“Permitted Liens” means (a) with respect to real property, Liens consisting of zoning or planning restrictions or regulations, permits, restrictive covenants, encroachments, easements, licenses and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the continued use and operation of, such property by the Business, (b) subject to apportionment in accordance with the terms of this Agreement, Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings, in each case for which adequate reserves have been made with respect thereto in accordance with U.S. GAAP, (c) the title and other ownership interests of a lessor under a capital or operating lease or of a licensor under a license or royalty agreement, (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business and (e) Liens securing the payment or performance of any Indebtedness or other obligations of any Affiliate of any Target Company that are fully released and discharged prior to or at the Closing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, group, labor union or other entity or Governmental Body.

“Pound Sterling” or “₤” means the lawful currency of the United Kingdom.

“Pre-Closing Periods” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Proceeding” means any proceeding, action, arbitration, audit, hearing, investigation, examination, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights Agreement” has the meaning set forth in Section 3.20(b).

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchased IP” means, collectively, the Purchased Marks and the Purchased Patents and Know-How.

“Purchased Marks” has the meaning set forth in Section 2.1(b).

“Purchased Patents and Know-How” has the meaning set forth in Section 2.1(a).

“Purchased Equity Interests” means, collectively, the Canadian Purchased Equity Interests, the UK Purchased Equity Interests and the US Purchased Equity Interests.

“Purchaser Disclosure Letter” means the Disclosure Letter, dated the date of this Agreement, delivered by the Purchasers to the Rockwood Sellers contemporaneously with the delivery of this Agreement.

“Purchaser Fundamental Representations” has the meaning set forth in Section 12.1.

“Purchaser Indemnified Persons” has the meaning set forth in Section 9.7.

“Purchaser Specified Fundamental Representations” has the meaning set forth in Section 8.1.

“Purchasers” has the meaning set forth in the Preamble of this Agreement.

“Purchasers’ Advisors” has the meaning set forth in Section 5.1(a).

“Purchasers’ Representative” has the meaning set forth in Section 13.12.

“REACH” means the Regulation (EC) No 1907/2006 of 18 December 2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH), establishing a European Chemicals Agency, as amended, amending Directive 1999/45/EC and repealing Council Regulation (EEC) No 793/93 and Commission Regulation (EC) No 1488/94 as well as Council Directive 76/769/EEC and Commission Directives 91/155/EEC, 93/67/EEC, 93/105/EC and 2000/21/EC and the new Directive 2006/121/EC adapting the Dangerous Substances Directive 67/548/EEC to the REACH Regulation.

“Receivables Notice” has the meaning set forth in Section 6.7(a).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Related Person” means, with respect to a specified Person other than an individual:

(a)                                 any Affiliate of such Person;

(b)                                 any Person that holds a Material Interest in such specified Person;

(c)                                  each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)                                 any Person in which such specified Person holds a Material Interest;

(e)                                  any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)                                   any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, “Material Interest” means direct or indirect beneficial ownership of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person. For purposes of this Agreement and the Ancillary Documents, no Person shall be deemed to hold a Material Interest in Rockwood Holdings.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing on or into the Environment or into or out of any property, whether intentional or unintentional.

“Reorganization” has the meaning set forth in the Recitals of this Agreement.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Repurchase Date” has the meaning set forth in Section 6.7(a).

“Required Antitrust Filings” has the meaning set forth in Section 5.4.

“Responsible Party” has the meaning set forth in Section 2.6(c)(ii).

“Rockwood Additives” has the meaning as set forth in the Preamble of this Agreement.

“Rockwood Holdings” has the meaning set forth in the Preamble of this Agreement.

“Rockwood Sellers” has the meaning as set forth in the Preamble of this Agreement.

“Rockwood Specialties” has the meaning set forth in the Preamble of this Agreement.

“Rockwood Specialties Group” has the meaning set forth in the Preamble of this Agreement.

“Rockwood UK” means Rockwood Specialties Limited, a company incorporated and existing under the laws of England and Wales.

“Section 75 debt” has the meaning set forth in Section 10.1(e)(i).

“Seller Disclosure Letter” means the Disclosure Letter, dated the date of this Agreement, delivered by the Rockwood Sellers to the Purchasers contemporaneously with the delivery of this Agreement.

“Seller Fundamental Representations” has the meaning set forth in Section 12.1.

“Seller Indemnified Persons” has the meaning set forth in Section 12.3(a).

“Seller Specified Fundamental Representations” has the meaning set forth in Section 7.1.

“Sellers” has the meaning set forth in the Preamble of this Agreement.

“Sellers’ Representative” has the meaning set forth in Section 13.12.

“Settlement Amount Certificate” has the meaning set forth in Section 2.6(c)(ii).

“Settlement Date” has the meaning set forth in Section 2.6(d).

“Subsidiary” means with respect to any Person (the “Owner”), any other Person (other than an individual) of which securities or other interests having the power to elect a majority of such other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of such other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property” means all machinery, equipment, furniture, tools, computers, hardware, supplies, fixtures, vehicles and other items of tangible property (other than Inventory) owned, leased, licensed or held for use by any Target Company (wherever located and whether or not carried on its books) and used in the Business.

“Target Companies” means, collectively, AGL, AlphaGary Canada and AlphaGary Corporation, and each of the foregoing individually, a “Target Company”.

“Target Company Benefit Plans” has the meaning set forth in Section 3.14(a).

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all U.K., U.S. and Canadian federal, state, provincial, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group or (ii) a contractual obligation to indemnify any Person for Tax obligations or payments of such Person.

“Tax Matter” has the meaning set forth in Section 9.3(a).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” means a Person that is not a Target Company (or an Affiliate thereof) or party to this Agreement (or an Affiliate thereof).

“Third-Party Claim” has the meaning set forth in Section 12.4(a).

“TIOPA” means the Taxation (International and Other Provisions) Act 2010 of the UK.

“TPR” means the Pensions Regulator, which is the entity created under Part 1 of PA04.

“Trade Secrets” means all trade secrets, confidential business information (including customer and supplier lists) and know-how (including processing and production processes and techniques and research and development information), in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents, Marks or Copyrights.

“Transition Services Agreement” means the Transition Services Agreement by and among the Target Companies, Mexichem Parent and Rockwood Specialties Group substantially in the form of Exhibit C.

“U.C.C.” means the Uniform Commercial Code (as in effect on the date of determination in the applicable jurisdiction) and any successor thereto.

“UK Plan” means the Rockwood UK Retirement Plan.

“UK Purchased Equity Interests” means all of the issued and outstanding ordinary shares of AGL, representing one hundred percent (100%) of the issued and outstanding share capital of AGL.

“United Kingdom” or “U.K.” means the United Kingdom of Great Britain and Northern Ireland.

“United States” or “U.S.” means the United States of America.

“U.S. Business Employees” has the meaning set forth in Section 10.1(b).

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect as of the date hereof, applied on a consistent basis.

“US Purchased Equity Interests” means all of the issued and outstanding shares of common stock of AlphaGary Corporation, representing one hundred percent (100%) of the issued and outstanding shares of capital stock of AlphaGary Corporation.

“VAT” means (a) within the European Union, any Tax imposed by any member state in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and (b) outside the European Union, any Tax corresponding to, or substantially similar to, the common system of value added tax referred to in clause (a) of this definition.

“VATA” means the Value Added Tax Act 1994 of the United Kingdom.

“VEBAs” has the meaning set forth in Section 3.14(a).

“WARN” has the meaning set forth in Section 3.21(c).

“Working Capital Shortfall” means the amount by which the Closing Date Working Capital is less than twenty four million Dollars ($24,000,000).

“Working Capital Surplus” means the amount by which the Closing Date Working Capital exceeds twenty four million Dollars ($24,000,000).

1.2                           Rules of Interpretation.

(a)                                 Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)                                     any singular term includes the plural term and vice versa;

(ii)                                  reference to any Person includes such Person’s successors and assigns, if applicable, but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)                               reference to any gender includes each other gender;

(iv)                              reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)                                 reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)                              “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)                           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)                        “or” shall not be exclusive;

(ix)                              with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(x)                                 references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

(xi)                              the headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Preamble,” “Recitals,” “Articles,” “Sections,” “Schedules” (other than any reference to a Schedule of the Seller Disclosure Letter or the Purchaser Disclosure Letter, which shall refer to the corresponding Schedule of the Seller Disclosure Letter or the Purchaser Disclosure Letter, as the case may be) and “Exhibits” refer to the corresponding Articles, Sections, Schedules and Exhibits of this Agreement;

(xii)                           the disclosures in the Schedules of the Seller Disclosure Letter or the Schedules of the Purchaser Disclosure Letter, as the case may be, relate only to the specific provision in the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement;

(xiii)                        references to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication, excluding electronic mail;

(xiv)                       the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties hereto;

(xv)                          references to “day” or “days” are to calendar days; and

(xvi)                       references to “the date hereof” shall mean the date of this Agreement.

(b)                                 Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with U.S. GAAP.

(c)                                  Legal Representation of the Parties.  This Agreement was negotiated by the parties hereto with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party hereto shall not apply to any construction or interpretation hereof.

(d)                                 Exhibits, Schedules and Disclosure Letters.  The Exhibits, Schedules, the Seller Disclosure Letter and the Purchaser Disclosure Letter are incorporated into and form an integral part of this Agreement.

ARTICLE 2
Sale and Transfer of Purchased IP and Purchased Equity Interests; Closing; Purchase Price Adjustment

2.1                           Sale of Purchased IP and Purchased Equity Interests.  Subject to the terms and conditions of this Agreement, on the Closing Date:

(a)                                 AlphaGary Corporation and AGL shall sell, convey, transfer and assign, and cause to be sold, conveyed, transferred and assigned, to Mexichem, and Mexichem shall purchase from AlphaGary Corporation and AGL, free and clear of any Liens, all of AlphaGary Corporation’s and AGL’s right, title and interest in and to all of the following property and assets, wheresoever located:

(i)                                     all of the AG Patents and Know-How and all rights thereunder, including with respect to any AG Patents and Know-How owned by AlphaGary Corporation and AGL, all rights to enforce such AG Patents and Know-How with respect to past, present, and future infringements and misappropriations thereof and any rights of renewal of the AG Patents and Know-How; and

(ii)                                  all third party warranties, indemnities and guarantees in relation to any of the AG Patents and Know-How.

All of the property and assets to be transferred to Mexichem hereunder are herein referred to collectively as the “Purchased Patents and Know-How”.

(b)                                 AlphaGary Corporation and AGL shall sell, convey, transfer and assign, and cause to be sold, conveyed and transferred and assigned, to Mexichem Amanco, and Mexichem Amanco shall purchase from AlphaGary Corporation and AGL, free and clear of any Liens, all of AlphaGary Corporation’s and AGL’s right, title and interest in and to all of the following property and assets, wheresoever located:

(i)                                     all of the AG Marks and all rights thereunder, including with respect to any AG Marks owned by AlphaGary Corporation and AGL, all rights to enforce such AG Marks with respect to past, present, and future infringements and misappropriations thereof and any rights of renewal of the AG Marks; and

(ii)                                  all third party warranties, indemnities and guarantees in relation to any of the AG Marks.

All of the property and assets to be transferred to Mexichem Amanco hereunder are herein referred to collectively as the “Purchased Marks”.

(c)                                  Rockwood Additives shall sell, assign, transfer, convey and deliver to Mexichem UK, and Mexichem UK shall purchase from Rockwood Additives, the UK Purchased Equity Interests, free and clear of all Liens.

(d)                                 Rockwood Specialties shall sell, assign, transfer, convey and deliver to Mexichem, and Mexichem shall purchase from Rockwood Specialties, the US Purchased Equity Interests, free and clear of all Liens.

(e)                                  Rockwood Specialties Group shall sell, assign, transfer, convey and deliver to Mexichem Canada, and Mexichem Canada shall purchase from Rockwood Specialties Group, the Canadian Purchased Equity Interests, free and clear of all Liens.

2.2                           Timing.  The parties acknowledge and agree that on the Closing Date the purchase and sale of the Purchased IP shall occur immediately prior to the acquisition of the Purchased Equity Interests.

2.3                           Consideration.

(a)                                 The consideration for the Purchased IP, the Purchased Equity Interests, the Non-Competition Agreement and the Non-Solicitation Agreement (the “Purchase Price”), shall be three hundred million Dollars ($300,000,000), plus or minus the purchase price adjustments described in Section 2.6.  The Purchase Price shall be payable as provided in Section 2.3(b) and shall be allocated among the Purchased IP, the Purchased Equity Interests, the Non-Competition Agreement and the Non-Solicitation Agreement as set forth in Section 2.7.

(b)                                 Subject to the provisions of this Section 2.3, the Purchasers shall pay to the Sellers’ Representative (for the benefit of the Sellers) on the Closing Date, an amount equal to three hundred million Dollars ($300,000,000), plus or minus, the purchase price adjustment described in Section 2.6(a) (the “Estimated Purchase Price”), without offset or deduction,  by wire transfer of immediately available funds to the accounts identified by the Sellers’

Representative to the Purchasers’ Representative in writing at least two Business Days prior to the Closing Date.

(c)                                  Following the date hereof (but in no event later than December 31, 2010, or if such date is not a Business Day, the immediately preceding Business Day), the Purchasers’ Representative may deposit with the Escrow Agent, by wire transfer of immediately available funds, an aggregate amount equal to forty million Dollars ($40,000,000) (such amount plus any interest or other earnings accrued thereon, the “Escrow Amount”), to be held and released to the parties hereto in accordance with the Escrow Agreement.  In the event of any such deposit, the Purchasers’ Representative shall give notice to the Rockwood Sellers and concurrently with the delivery of the Escrow Amount by the Purchasers’ Representative to the Escrow Agent, (i) Rockwood Specialties Group shall deliver to the Escrow Agent two undated original counterpart signature pages to the Non-Competition Agreement, each duly executed by Rockwood Specialties Group, and (ii) Mexichem shall deliver to the Escrow Agent two undated original counterpart signature pages to the Non-Competition Agreement, each duly executed by Mexichem, which shall be held by the Escrow Agent to be released to the parties hereto in accordance with the Escrow Agreement.

2.4                           Closing.  The purchase and sale (the “Closing”) contemplated in this Agreement will take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036-2787, at 10:00 a.m. (local time) as soon as reasonably practicable, but in no event later than five Business Days, following the satisfaction or waiver of the conditions set forth in Article 7 and Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), provided that if the satisfaction or waiver of such conditions occurs after the 15th of any month, the Closing will take place on the last Business Day of the month ending subsequent to the date on which the last of such conditions are satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, time or date as may be mutually agreed upon in writing by the parties hereto.  The Closing shall be deemed to be effective between the parties as of 11:59 p.m. (E.S.T.) on the Closing Date.

2.5                           Closing Obligations.  At the Closing:

(a)                                 The Sellers will deliver to the Purchasers or such other person designated by the Purchasers:

(i)                                     stock certificates representing all of the US Purchased Equity Interests, accompanied by stock powers duly executed in blank, in proper form for transfer;

(ii)                                  share certificates (or indemnities in a form reasonably satisfactory to the Purchasers in respect of any such share certificates that are lost) representing all of the UK Purchased Equity Interests, accompanied by duly executed stock transfers in favor of Mexichem UK in respect of the UK Purchased Equity Interests, an irrevocable power of attorney executed by Rockwood Additives in favor of Mexichem UK, for the purpose of securing the interest of Mexichem UK in the UK Purchased Equity Interests during the period between the Closing and the registration of Mexichem UK as the holder of the UK Purchased Equity Interests in AGL’s register of members;

(iii)                               shares certificates representing all of the Canadian Purchased Equity Interests, accompanied by stock transfer powers duly executed in blank, in proper form for transfer;

(iv)                              the stock transfer and minute books of AlphaGary Corporation;

(v)                                 assignment, transfer and conveyance instruments to transfer to Mexichem the Purchased Patents and Know-How and to transfer to Mexichem Amanco the Purchased Marks as provided herein, in form and substance reasonably satisfactory to the Purchasers, duly executed by the applicable Sellers;

(vi)                              a certified copy of each power of attorney under which any document to be delivered to the Purchasers has been executed;

(vii)                           the statutory books (which shall be written up to but not including the Closing Date), and the common seal (if any) of AGL and the title deeds relating to the Owned Real Property located in the U.K.;

(viii)                        the minute books (which shall be written up to but not including the Closing Date), the certificate and articles of incorporation (and any articles of amendment) and the corporate seal (if any) of AlphaGary Canada and the title deeds or any certificates of title relating to the Owned Real Property located in Canada;

(ix)                              duly executed copies of all Consents heretofore obtained or made by the Sellers in connection with consummation of the Contemplated Transactions;

(x)                                 a certificate of Rockwood Specialties Group, dated the Closing Date, duly executed by an authorized representative of Rockwood Specialties Group, in the form of Exhibit D, together with appropriate insertions;

(xi)                              a certificate of Rockwood Specialties Group, dated the Closing Date, duly executed by an authorized representative of Rockwood Specialties Group, certifying that the Target Companies’ do not have any Indebtedness;

(xii)                           the Non-Competition Agreement, duly executed by Rockwood Specialties Group;

(xiii)                        the Non-Solicitation Agreement, duly executed by Rockwood Specialties Group and AlphaGary Corporation;

(xiv)                       the Transition Services Agreement, duly executed by the Target Companies and Rockwood Specialties Group;

(xv)                          U.C.C. termination statements (and comparable instruments in other jurisdictions) in recordable form and other appropriate releases, in form and substance reasonably satisfactory to the Purchasers, with respect to all recorded Liens on the assets of the Target Companies;

(xvi)                       executed letters of resignation from, or evidence of removal of, each of the directors of the Target Companies specified to the Rockwood Sellers by the Purchasers no less than three Business Days prior to the Closing Date (or if the Closing date is set less than four Business Days prior to its occurrence, on the Business Day following the date the Closing Date is set), together with a Mutual General Release, duly executed by each such director and the applicable Target Company;

(xvii)                    a certificate of non-foreign status for Rockwood Specialties pursuant to Section 1445 of the Code in a form reasonably acceptable to Purchasers’ Representative;

(xviii)                 the certificate described in Section 7.11, unless fulfillment of such condition shall have been waived by Purchasers; and

(xix)                       a certificate of U.K. tax residency from the relevant taxing authority in the U.K. on the appropriate form prescribed by such taxing authority for AGL.

(b)                                 the Purchasers will deliver to the Sellers:

(i)                                     the Estimated Purchase Price in accordance with Section 2.3(b);

(ii)                                  the Non-Competition Agreement, duly executed by Mexichem;

(iii)                               the Transition Services Agreement, duly executed by Mexichem Parent; and

(iv)                              a certificate of the Mexichem Parent, dated the Closing Date, duly executed by an authorized representative of the Mexichem Parent in the form of Exhibit E, together with appropriate insertions.

2.6                           Purchase Price Adjustments.

(a)                                 Pre-Closing Adjustment.  At least three Business Days prior to the Closing Date (or if the Closing Date is set less than four Business Days prior to its occurrence, on the Business Day following the date the Closing Date is set), the Sellers’ Representative shall prepare and deliver to the Purchasers’ Representative an estimated unaudited consolidated balance sheet of the Target Companies as of the Closing Date (the “Estimated Closing Date Balance Sheet”) and an estimate of the Closing Date Working Capital and a statement of the Closing Date Indebtedness including a separate calculation for each Target Company, each of which shall be prepared in accordance with U.S. GAAP, applied on basis consistent with the application of such principles in the preparation of the Financial Statements.  The Sellers’ Representative shall also provide the Purchasers’ Representative with copies of all work papers and other documents and data used to prepare the Estimated Closing Date Balance Sheet.  The Estimated Closing Date Balance Sheet shall be in form and substance reasonably satisfactory to the Purchasers and shall be accompanied by a certificate executed by a senior financial officer of Sellers’ Representative to the effect that to his actual knowledge the Estimated Closing Date Balance Sheet has been prepared in good faith in accordance with this Section 2.6(a). If the Estimated Closing Date Balance Sheet shows a Working Capital Shortfall (the “Estimated Working Capital Shortfall”), the Purchase Price shall be reduced by the aggregate amount of such Working Capital Shortfall and if the Estimated Closing Date Balance Sheet shows a Working Capital Surplus (the “Estimated Working Capital Surplus”), the Purchase Price shall be increased by the aggregate amount of such Working Capital Surplus.

(b)                                 Post-Closing Adjustment.  As soon as practicable, but in any event within sixty days) after the Closing Date, the Purchasers shall cause their accountants to prepare and deliver to the Sellers’ Representative an unaudited consolidated balance sheet of the Target Companies as of the Closing Date (the “Closing Date Balance Sheet”) and a calculation of the Closing Date Working Capital and Closing Date Indebtedness including a separate calculation for each Target Company, each of which shall be prepared or calculated, as the case may be, in accordance with U.S. GAAP, applied on basis consistent with the application of such principles in the preparation of the Financial Statements.  The Closing Date Balance Sheet shall be accompanied by a certificate executed by a senior financial officer of Purchasers’ Representative to the effect that to his actual knowledge the Closing Date Balance Sheet and the calculation of the Closing Date Working Capital and Closing Date Indebtedness have been prepared in good faith in accordance with this Section 2.6(b). The Purchasers shall also provide to the Sellers’ Representative copies of all work papers and other documents and data used to prepare the Closing Date Balance Sheet and to determine the Closing Date Working Capital and Closing Date Indebtedness.  The Sellers’ Representative shall have the right (i) to dispute the Closing Date Balance Sheet (and any items therein) and the Closing Date Working Capital and Closing Date Indebtedness calculation and (ii) to make any proposed adjustments thereto as provided in Section 2.6(c).

(c)                                  Dispute Resolution Procedures.

(i)                                     The Sellers’ Representative shall have until 30 days after the delivery of the calculations and certificates described in Section 2.6(b) to review such calculations and certificates, dispute any items therein and propose any adjustments thereto; provided that such 30-day period shall be extended by any period of time that the Sellers’ Representative is not provided with the access described in Section 2.6(b).  If no adjustments are proposed by 5:00 P.M. (New York time) on such 30th day (or such other day as extended pursuant to the preceding sentence), the calculations made by the Purchasers’ Representative, as described in Section 2.6(b), shall be final and binding upon the Rockwood Sellers and the Purchasers at 5:00 P.M. (New York time) on such 30th day (or such other day as extended pursuant to the preceding sentence).  All adjustments proposed by the Sellers’ Representative shall be set out in detail in a written statement delivered to the Purchasers’ Representative (the “Adjustment Statement”) and shall be incorporated into the calculation of the Closing Date Working Capital and the Closing Date Indebtedness and shall be final and binding upon the Rockwood Sellers and the Purchasers, unless the Purchasers’ Representative shall object in writing to such proposed adjustments (the proposed adjustment or adjustments to which the Purchasers’ Representative objects are referred to herein as the “Contested Adjustments” and the Purchasers’ Representative’s objection notice is referred to herein as the “Contested Adjustment Notice”) within 30 days after receipt by the Purchasers’ Representative of the Adjustment Statement.

(ii)                                  If the Purchasers’ Representative delivers a Contested Adjustment Notice to the Sellers’ Representative, the Purchasers’ Representative and the Sellers’ Representative shall attempt in good faith to resolve their dispute regarding such Contested Adjustments, but if a final resolution thereof is not obtained within 10 days after the Purchasers’ Representative delivers to the Sellers’ Representative such Contested Adjustment Notice, either the Purchasers’ Representative or the Sellers’ Representative shall retain for the benefit of all parties hereto PricewaterhouseCoopers LLP or, if such accounting firm is unable or unwilling to serve, another internationally recognized independent accounting firm acceptable to the Sellers’ Representative and the Purchasers’ Representative (the “Independent Accountant”) to resolve any remaining disputes concerning the Contested Adjustments. In the event that the Purchasers’ Representative and the Sellers’ Representative cannot agree on a replacement Independent Accountant within five Business Days after being notified that PricewaterhouseCoopers LLP is unable or unwilling to serve, the Purchasers’ Representative and the Sellers’ Representative shall each appoint an internationally recognized independent accounting firm and such appointed accounting firms shall appoint another internationally recognized independent accounting firm to serve as the Independent Accountant.  If the Independent Accountant is retained, then the Sellers’ Representative and the Purchasers’ Representative shall each submit to the Independent Accountant in writing, not later than 15 days after the Independent Accountant is retained, their respective positions with respect to the Contested Adjustments, together with such supporting documentation as they deem necessary or as the Independent Accountant requests.  The Purchasers’ Representative and the Sellers’ Representative shall instruct the Independent Accountant not to review or take into account any information that is not submitted within such 15-day deadline and to make a determination only as to the Contested Adjustments and not any other items on the Closing Date Balance Sheet.  The Purchasers’ Representative and the Sellers’ Representative shall instruct the Independent Accountant to, within 30 days after receiving the positions of the Sellers’ Representative and the Purchasers’ Representative and all supplementary supporting documentation requested by the Independent Accountant, render its decision as to the Contested Adjustments, which decision shall not be greater than the highest position of the parties nor lower than the lowest position of the parties and shall (absent manifest error) be final and binding on, and nonappealable by, the Sellers and the Purchasers.  The decision of the Independent Accountant shall also include a certificate of the Independent Accountant setting forth the final calculation in question (the “Settlement Amount Certificate”) and shall be made in a manner consistent with this Section 2.6.  Judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the party against which such determination is to be enforced.  The Closing Date Working Capital and Closing Date Indebtedness shall be deemed to include all proposed adjustments not disputed by the Purchasers’ Representative and those adjustments accepted or made by the decision of the Independent Accountant in resolving the Contested Adjustments.  The fees and expenses of the Independent Accountant shall be paid by the party whose position of the Contested Adjustment is furthest from the Independent Accountant’s calculations of the Contested Adjustment (the “Responsible Party”).  In the event that any amount due to the Independent Accountant under this Section 2.6(c) is paid by a party other than the Responsible Party, the Responsible Party shall pay interest on such amount payable to such other party at a rate of six percent (6%) per annum, based on a 360-day year, which shall accrue from the date the other party pays the Independent Accountant to the date of actual payment.

(d)                                 Settlement Date.  There shall be a “Settlement Date,” after the calculation of the Closing Date Working Capital and the Closing Date Indebtedness, determined as follows:

(i)                                     If the Sellers’ Representative has accepted the Closing Date Working Capital or Closing Date Indebtedness calculation, the Settlement Date as to matters relating to the Closing Date Working Capital or Closing Date Indebtedness shall be the day that falls on the fifth Business Day after such acceptance;

(ii)                                  If the Sellers’ Representative has not timely delivered an Adjustment Statement to the Purchasers’ Representative, the Settlement Date shall be the day that falls on the 35th day after the date on which the Closing Date Working Capital calculation shall have been delivered;

(iii)                               If the Sellers’ Representative has timely delivered an Adjustment Statement and the Purchasers’ Representative has not timely delivered a Contested Adjustment Notice, the Settlement Date shall be the day that falls on the 35th day after the date on which the Adjustment Statement shall have been delivered;

(iv)                              If the Sellers’ Representative and the Purchasers’ Representative have any disputes regarding the Contested Adjustments and they resolve those disputes, the Settlement Date shall be the day that falls on the fifth Business Day after such resolution; or

(v)                                 If none of clauses (i) through (iv) applies, the Settlement Date shall be the fifth Business Day after the Independent Accountant delivers the Settlement Amount Certificate, if applicable.

(e)                                  Payments.

(i)                                     If it is determined that there is a Working Capital Shortfall in excess of the Estimated Working Capital Shortfall, the difference shall be paid by the Rockwood Sellers to the Purchasers’ Representative on the Settlement Date.

(ii)                                  If it is determined that there is a Working Capital Shortfall which is less than the Estimated Working Capital Shortfall, the difference shall be paid by the Purchasers to the Sellers’ Representative on the Settlement Date.

(iii)                               If it is determined that there is a Working Capital Shortfall and there was an Estimated Working Capital Surplus, the amount of the Working Capital Shortfall and an amount equal to the Estimated Working Capital Surplus shall be paid by the Rockwood Sellers to the Purchasers’ Representative on the Settlement Date.

(iv)                              If it is determined that there is a Working Capital Surplus in excess of the Estimated Working Capital Surplus, the difference shall be paid by the Purchasers to the Sellers’ Representative on the Settlement Date.

(v)                                 If it is determined that there is a Working Capital Surplus less than the Estimated Working Capital Surplus, the difference shall be paid by the Rockwood Sellers to the Purchasers’ Representative on the Settlement Date.

(vi)                              If it is determined that there is a Working Capital Surplus and there was an Estimated Working Capital Shortfall, the amount of the Working Capital Surplus and an amount equal to the Estimated Working Capital Shortfall shall be paid by the Purchasers to the Sellers’ Representative on the Settlement Date.

(vii)                           If it is determined that there is any Closing Date Indebtedness, the amount of the Closing Date Indebtedness shall be paid by the Rockwood Sellers to the Purchasers’ Representative on the Settlement Date.

(viii)                        In the event that any amount due to a party hereto under this Section 2.6(e) is not paid on the Settlement Date, the party required to make payment shall pay interest on such amount at a rate of six percent (6%) per annum, based on a 360-day year, which shall accrue from the Closing Date to the date of actual payment.

(ix)                              If the parties are disputing the final calculation of the Purchase Price, to the extent part of any payment that would be payable pursuant to this Section 2.6(e) is not in dispute, the payor shall pay the amount not in dispute on the date the payment would otherwise be due but for such dispute by wire transfer of immediately available funds to an account (or accounts) designated by the recipient.  Any and all payments made pursuant to this Section 2.6(e) shall be made in Dollars by wire transfer of immediately available funds to the account specified by the Purchasers’ Representative or the Sellers’ Representative, as the case may be, in a writing delivered to the other party at least three days prior to the Settlement Date.  Any and all payments payable by the Purchasers under this Section 2.6(e) shall be payable to the Sellers’ Representative (for the benefit of the Rockwood Sellers) and any and all payments payable by the Sellers under this Section 2.6(e) shall be payable to the Purchasers’ Representative (for the benefit of the Purchasers).  All such payments shall be subject to the allocations set forth in Section 2.7.

2.7                           Purchase Price Allocation.  The parties hereto hereby agree to allocate the Purchase Price among the Purchased IP, the Purchased Equity Interests, the Non-Competition Agreement and the Non-Solicitation Agreement as set forth in Schedule 2.7.  The parties shall negotiate in good faith to adjust the allocation of the Purchased Equity Interests set forth in Schedule 2.7 to reflect any difference between the Per Target Company Closing Date Working Capital and the Per Target Company Target Working Capital as well as any Closing Date Indebtedness of a Target Company as finally determined in accordance with Section 2.6.  If the parties have not agreed to the adjustment to the allocation set forth in Schedule 2.7 by the 30th day after the Settlement Date, the adjustment to such allocation of the Purchased Equity Interests shall be determined by the accounting firm selected by the parties pursuant to Section 2.6(c)(ii) in accordance with the procedures set forth in Section 2.6(c)(ii) (the allocation set forth in Schedule 2.7 as adjusted pursuant to the agreement of the parties or the final determination of the selected accounting firm, the “Allocation”).  Each of the Rockwood Sellers and the Purchasers shall (a) be bound by the Allocation for purposes of determining any Tax and (b) prepare and file, and use its commercially reasonable efforts to cause each of its Related Persons to prepare and file, its Tax Returns on a basis consistent with the Allocation.  None of the Rockwood Sellers, the Purchasers or their respective Related Persons shall take any position inconsistent with the Allocation in any Tax Return, refund claim, litigation or otherwise unless required by final determination by a Governmental Body.  In the event that the Allocation is disputed by any

Governmental Body, the party receiving notice of such dispute will promptly notify the other parties hereto, and the parties hereto will consult in good faith on how to resolve such dispute in a manner consistent with the Allocation.

2.8                           Tax Treatment of Payments.  Any payment made with respect to adjustments made pursuant to Section 2.6, Section 9.4, Section 9.5, Section 9.7, Section 9.9 and Article 12 shall be deemed to be, and each of the Rockwood Sellers and the Purchasers shall treat such payments as, an adjustment to the Purchase Price for all Tax purposes.

2.9                           Withholding Taxes.  The Purchasers shall not be entitled to deduct or withhold from the Purchase Price otherwise payable to any Person pursuant to this Article 2 any amount with respect to Taxes (including pursuant to Section 116 of the ITA); provided, however, the Sellers acknowledge and agree that any failure by the Purchaser to deduct or withhold such Taxes from the Purchase Price will in no manner limit the Purchasers right to indemnification for Taxes set forth in Section 9.7.

2.10                    Tax Certificate.  The parties will use reasonable commercial efforts to obtain a certificate of U.S. tax residency from the IRS on Form 6166 for AlphaGary Corporation as promptly as practicable.  The Sellers shall have no liability as a consequence of their failure to obtain such certificate.

ARTICLE 3
Representations and Warranties of the Rockwood Sellers

Except as set forth in the Seller Disclosure Letter, the Rockwood Sellers jointly and severally represent and warrant to the Purchasers as follows:

3.1                           Organization and Good Standing.

(a)                                 Each Rockwood Seller and Target Company is a corporation (or other entity) duly incorporated (or organized), validly existing and, to the extent applicable, in good standing (or the equivalent thereof) under the laws of the jurisdiction of its incorporation or formation, with corporate (or other entity) power and authority to conduct its business, including the Business, as it is now being conducted, and to own or use the properties and assets that it purports to own or use.  Each Target Company is duly qualified to do business and is in good standing (if such concept of good standing or the equivalent thereof is applicable in such jurisdiction) under the laws of each country or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for such failures to be so qualified and in good standing or its functional equivalent that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change with respect to the Business or any Target Company.

(b)                                 Accurate and complete copies of Organizational Documents of each Target Company, as currently in effect on the date of this Agreement, have been delivered to the Purchasers’ Representative.

3.2         Authority; No Conflict.

(a)           Each Seller has the corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to be executed and delivered by such Seller and to consummate the Contemplated Transactions.  The execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents to be executed, delivered and performed by such Seller and the consummation of the Contemplated Transactions have been duly authorized by such Seller’s board of directors (or equivalent governing body) and, to the extent applicable, its shareholders, and no other corporate (or other entity) action on the part of such Seller or its shareholders is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Contemplated Transactions by such Seller.  This Agreement has been duly executed and delivered by each Seller, and the Ancillary Documents to be executed and delivered by such Seller at the Closing will be duly executed and so delivered by such Seller.  This Agreement constitutes, and at the Closing, each Ancillary Document to be executed and delivered by the Sellers will constitute, in each case when delivered in accordance with the terms hereof and assuming the due execution and delivery of this Agreement and each Ancillary Document by the other parties hereto and thereto, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Legal Requirements affecting the enforcement of creditors’ rights generally and to general equitable principles.

(b)           Except as set forth in Schedule 3.2(b) of the Seller Disclosure Letter, the execution and delivery by the Sellers of this Agreement and the Ancillary Documents to be executed and delivered by the Sellers and the consummation and performance of the Contemplated Transactions by the Sellers will not, directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any Rockwood Seller or any Target Company or (B) any resolution adopted by the board of directors (or equivalent governing body) or the shareholders or other equity holders of any Rockwood Seller or any Target Company;

(ii)           contravene, conflict with, or result in a violation of, or, except as set on Schedule 3.2(b)(ii) of the Seller Disclosure Letter, give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Rockwood Seller or any Target Company or any of the assets owned or used by any Rockwood Seller or any Target Company may be subject;

(iii)          contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Target Company or any of the assets owned or used by any Target Company;

(iv)          contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract to which any Target Company is a party or to which any Rockwood Seller or any Target Company or any of their respective assets are subject, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change with respect to the Sellers, the Target Companies or the Business; or

(v)           result in the imposition or creation of any Lien (other than Permitted Liens) upon or with respect to any of the assets owned or used by any Target Company.

(c)           Except for (i) the Consents set forth in Schedule 3.2(c) of the Seller Disclosure Letter and (ii) compliance with and filings under the HSR Act and the filings required to be made pursuant to Brazilian Antitrust Law, none of the Sellers or their Affiliates is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery by the Sellers of this Agreement or the Ancillary Documents to be executed and delivered by the Sellers or the consummation or performance by the Sellers of any of the Contemplated Transactions.

3.3         Capitalization.  Except as set forth on Schedule 3.3 of the Seller Disclosure Letter, the issued share capital of AGL consists of 16,935,000 ordinary shares, par value one Pound Sterling (1) per ordinary share.  Except as set forth on Schedule 3.3 of the Seller Disclosure Letter, the authorized equity securities of AlphaGary Canada consist of an unlimited number of common shares, without par value, of which 21,416 common shares are issued and outstanding, and an unlimited number of Class A Preference shares, no par value, of which none are issued and outstanding. The authorized capital stock of AlphaGary Corporation consists of 100,000 shares of common stock, par value one Dollar ($1.00) per share, of which 30,001 shares are issued and outstanding, and 20,000 shares of preferred stock, par value ten thousand Dollars ($10,000) per share, of which none are issued and outstanding.  All of the outstanding capital stock, share capital or other equity securities of each Target Company have been duly authorized and validly issued and are fully paid and, in such jurisdictions where such concept is applicable, nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights.  Except as set forth on Schedule 3.3 of the Seller Disclosure Letter and this Agreement, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the shares of, or other equity or voting interest in, any Target Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any share of, or other equity or voting interest in, any Target Company.  There are no outstanding or authorized share appreciation, phantom shares, profit participation or similar rights with respect to the shares of, or other equity or voting interest in, any Target Company.  No Target Company has any authorized or outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders or members, as the case may be, of any Target Company on any matter. There are no Contracts (other than this Agreement) to which any Target Company is a party or by which it is bound to (a) repurchase, redeem or otherwise acquire any share of, or other equity or voting interest in, any Target Company or (b) vote or dispose of any shares of, or other equity or voting interest in, any Target Company.  There are no irrevocable proxies and no voting agreements with respect to any shares of, or other equity or voting interest in, any Target Company.  None of the outstanding shares of any Target Company was issued in violation of any Legal Requirement.

3.4         Title to Purchased Equity Interests.

(a)           Rockwood Additives is the sole legal and beneficial owner of the UK Purchased Equity Interests.  Rockwood Specialties is the sole legal and beneficial owner of the US Purchased Equity Interests.  Rockwood Specialties Group is the sole legal and beneficial owner of the Canadian Purchased Equity Interests.  The Purchased Equity Interests are free from any and all Liens.  Upon payment of the Purchase Price to the Sellers’ Representative (for the benefit of the Sellers) at the Closing, the Sellers will transfer to (i) Mexichem UK legal and beneficial title to the UK Purchased Equity Interests, free and clear of all Liens, (ii) Mexichem legal and beneficial title to the US Purchased Equity Interests, free and clear of all Liens, and (iii) Mexichem Canada legal and beneficial title to the Canadian Purchased Equity Interests, free and clear of all Liens.

(b)           No Target Company owns, directly or indirectly, any shares of, or other equity, ownership or voting interest in, any Person except as set forth in Schedule 3.4(b) of the Seller Disclosure Letter.

(c)           Except as set forth on Schedule 3.4(c) of the Seller Disclosure Letter, none of the Target Companies (i) is resident within the United Kingdom, the Channel Islands or the Isle of Man, and (ii) at any time during the 10 years prior to the date of this Agreement, has (A) equity share capital or other equity interest that has been admitted or authorized to trade on any applicable securities exchange, market or inter-dealer quotation system, (B) published dealings in their equity share capital in a newspaper on a regular basis for a continuous period of at least six months, (C) equity share capital or other equity interest that has been subject to a marketing arrangement as described in section 693(3) of the UK Companies Act 2006 or (D) filed a prospectus or registration statement for the issue or registration of equity share capital or other equity interest with the U.S. Securities and Exchange Commission, London Stock Exchange, or any other Governmental Body, or any applicable securities exchange, market or inter-dealer quotation system.

3.5         Financial Statements.  Attached as Schedule 3.5 of the Seller Disclosure Letter are accurate and complete copies of (a) the unaudited consolidated balance sheet of the Target Companies as at December 31, 2008 and 2009, and the related unaudited consolidated statements of income and cash flow from operating activities section of the cash flow statement for each of the fiscal years then ended, certified by the chief financial officer of the Target Companies as being to his actual knowledge in conformity with the representations and warranties contained in this Section 3.5 (collectively, the “Financial Statements”) and (b) the unaudited consolidated balance sheet of the Target Companies as at September 30, 2010, and the related unaudited consolidated statement of income and cash flow from operating activities section of the cash flow statement for the nine months then ended, certified by the chief financial officer of the Target Companies as being to his actual knowledge in conformity with the representations and warranties contained in this Section 3.5 (the “2010 Financial Statements”).  The Financial

Statements and the 2010 Financial Statements have been prepared in accordance with the books and records of the Business and fairly present in all material respects the financial position of the Business as of the dates indicated and the statements of income and cash flows from operating activities of the Business for the periods indicated, all in accordance with U.S. GAAP applied on a consistent basis throughout the periods specified, except as expressly set forth therein and except that the Financial Statements omit footnotes and the disclosures required therein, the cash flow statements including in the Financial Statements and the 2010 Financial Statements include only cash flow from operating activities and are not a complete cash flow statement, and subject, in the case of the 2010 Financial Statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse).

3.6         Books and Records.  The respective books of account and other financial records and any other comparable records of each Target Company are in all material respects complete and correct and have been maintained in all material respects in accordance with sound business practices and all Legal Requirements, including the maintenance of an adequate system of internal controls.  The Sellers have made available to the Purchasers all material books of account and other financial records and comparable records of each Target Company and the respective minute books or statutory books of each Target Company.  At the Closing, all of such books and records of each Target Company will be in the possession of such Target Company.

3.7         Title to Assets; Condition of Assets.

(a)           Except as set forth in Schedule 3.7(a) of the Seller Disclosure Letter, each Target Company has good and marketable title to, or a valid leasehold interest or analogous property rights under applicable Legal Requirements in, all its respective Real Property and Tangible Personal Property reflected in the books and records of such Target Company as owned or leased by it or used by it in the Business, including the properties and assets reflected in the 2010 Financial Statements (except for personal property sold or otherwise disposed of since September 30, 2010 in the Ordinary Course of Business) and the properties and assets acquired since such date, in each case free and clear of all Liens, except Permitted Liens.

(b)           The Tangible Personal Property currently used by the Business is generally in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted and usable in the regular and Ordinary Course of Business.

(c)           The assets owned and leased by the Target Companies, together with the Administrative Assets, constitute all of the assets currently used in connection with the Business.  Such assets are generally sufficient for the Target Companies to conduct the Business following the Closing as it is currently being conducted.

3.8         Real Property.

(a)           Schedule 3.8(a) of the Seller Disclosure Letter sets forth a true, correct and complete (i) street address of all Owned Real Property, (ii) the name of the owner of each such parcel of Owned Real Property, (iii) a list of all Indebtedness secured by a Lien on such Owned Real Property and (iv) a list of all other Encumbrances on such Owned Real Property (other than

Permitted Liens).  There are no parties in possession of the Owned Real Property other than the Target Companies.

(b)           Schedule 3.8(b) of the Seller Disclosure Letter sets forth a true, correct and complete (i) list of all Leases and (ii) street address of all Leased Real Property, in each case segregated with respect to each Target Company.  True, correct and complete copies of all Leases, together with all exhibits, schedules and attachments thereto, and all amendments thereof, have been provided to the Purchasers.  Except as set forth in Schedule 3.8(b) of the Seller Disclosure Letter, with respect to each of the Leases:

(i)            such Lease is valid and binding upon and enforceable against the parties thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Legal Requirements affecting the enforcement of creditors’ rights generally and to general principles of equity;

(ii)           the Contemplated Transactions do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease or will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)          the possession and quiet enjoyment by the Target Companies of the Leased Real Property under such Lease have not in any material respect been disturbed and there are no unresolved disputes with respect to such Lease;

(iv)          none of the Target Companies is in default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a default or permit the termination, modification or acceleration of rent under such Lease;

(v)           none of the Target Companies has subleased, licensed or otherwise granted to any Person the right to use, enjoy or occupy such Leased Real Property or any portion thereof; and

(vi)          none of the Target Companies (A) has received any written notice of cancellation or termination under any such Lease thereunder, (B) has received any written notice of a breach or default under such Lease, which breach or default has not been cured and (C) has granted to any other Person any rights, adverse or otherwise, under any such Lease.

(c)           No portion of the Real Property violates in any material respect any use restriction, limitation, commission or covenant of record, public utility or other easements or any applicable Legal Requirement, including those relating to zoning, building, land use and planning, fire, air, sanitation and noise control.

(d)           Except for the Permitted Liens, (i) no Owned Real Property, and to the Knowledge of Rockwood, Leased Real Property is subject to any governmental decree or Order (or, to the Knowledge of Rockwood, threatened or proposed Order) that would cause such Real Property to be sold or taken by public authority or (ii) no Owned Real Property is subject to any rights-of-way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, other than in the applicable land use permits.

(e)           Except as set forth in Schedule 3.8(e) of the Seller Disclosure Letter, there are no structural deficiencies or latent or hidden defects affecting any of the Real Property, nor facts or conditions affecting any of the Owned Real Property, which could, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Owned Real Property or any portion thereof in the operation of any of the Target Companies. All Improvements on the Owned Real Property and all systems and equipment providing service thereto are in all material respects in good condition and repair, ordinary wear and tear excepted, and sufficient for the operation of the Business in all material respects in the manner in which it is currently being conducted.  All Improvements on the Leased Real Property and all systems and equipment providing service thereto are sufficient for the operation of the Business in all material respects in the manner in which it is currently being conducted.

(f)            There are no condemnation or expropriation or similar Proceedings pending or, to the Knowledge of Rockwood, threatened against any of the Real Property or the Improvements thereon.  There is no decree, Order or writ outstanding, nor any Claims or Proceedings, pending or, to the Knowledge of Rockwood, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof.

(g)           Except as set forth in Schedule 3.8(g) of the Seller Disclosure Letter, to the Knowledge of Rockwood, all Improvements are wholly within the lot limits of the Owned Real Property, and none of the Improvements encroaches on any land that is not included in the Owned Real Property or on any easement affecting any Real Property, or violate any building lines or set-back lines. Except as set forth in Schedule 3.8(g) of the Seller Disclosure Letter, to the Knowledge of Rockwood, there are no encroachments onto any of the Owned Real Property, or any portion thereof, which would interfere with the use or occupancy of such Owned Real Property or the continued operation of any of the Target Companies or the Business.

(h)           The Sellers have made available to the Purchasers true, correct and complete copies of all surveys, reports and all other similar materials and information pertaining to the Target Companies’ ownership of the Owned Real Property or any part thereof prepared since January 1, 2008.

(i)            In relation to the Owned Real Property known as Units 9 and 10 Crown Business Park, Orbital Way, Old Dalby, LE14 3NQ registered at the Land Registry under title number LT303204, there is no existing “Forfeiting Event” (as defined in a Transfer, dated June 26, 1998, made between (1) Abro Properties Limited, (2) Abro Properties (Management) Limited and (3) L.C.S. Services Limited).

(j)            In relation to the Owned Real Property known as Land to the East of Digby Drive, Melton Mowbray registered at the Land Registry under title number LT357069, in accordance with a Transfer, dated June 16, 1998, made between (1) James Anthony Lomas and others, (2) W G Herbert Developments Limited, (3) Brian Edward Herbert and others and (4) Laporte Alpha Gary Limited (the “1998 Transfer”), there has been no “Development” (as defined in the 1998

Transfer) of the relevant property and no additional moneys are due to be paid under the 1998 Transfer in respect of any such Development.

3.9         Accounts Receivable.  All accounts receivable of the Target Companies (the “Accounts Receivable”) that are reflected on the Financial Statements or the 2010 Financial Statements or on the accounting records of the Target Companies as of the Closing Date in connection with the operation of the Business represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business, subject to reserves reflected in the Financial Statements, the 2010 Financial Statement or the accounting records of the Target Companies.  Schedule 3.9 of the Seller Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of November 30, 2010 and includes a list setting forth the aging of such Accounts Receivable.

3.10       Inventory.  All inventory of the Target Companies reflected in the Financial Statements or the 2010 Financial Statements (net of the respective reserves reflected therein) consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or the 2010 Financial Statements or on the accounting records of the Target Companies, as the case may be.

3.11       No Undisclosed Liabilities.  The Business and the Target Companies do not have any liabilities or obligations, whether accrued, known or unknown, absolute, contingent or otherwise, in the case of liabilities arising in respect of periods on or prior to the Closing, and in the case of obligations, required to be performed prior to Closing, except for (i) liabilities or obligations incurred or arising in the Ordinary Course of Business subsequent to September 30, 2010, (ii) liabilities or obligations as and to the extent set forth or reserved against in the 2010 Financial Statements, (iii) liabilities and obligations that are fully discharged or performed on or prior to the Closing, (iv) liabilities or obligations disclosed on Schedule 3.11 of the Seller Disclosure Letter and (v) liabilities or obligations (including for Taxes) retained by the Rockwood Sellers and for which they are responsible hereunder.  Schedule 3.11(b) of the Seller Disclosure Letter sets forth a list of all Indebtedness of the Target Companies as of the date of this Agreement.

3.12       Tax Returns Filed and Taxes Paid.

(a)           The Target Companies have filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements.  All Tax Returns and reports filed by the Target Companies are true, correct and complete in all material respects.  The Target Companies have paid all Taxes that have become due and payable.  During the three years immediately prior to the date of this Agreement, no Claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where any Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Other than Permitted Liens, there are no Liens on any part of the Business that arose in connection with any failure (or alleged failure) to pay any Tax, and, to the Knowledge of Rockwood, no Claims attributable to Taxes have been made by any Tax authority, which, if adversely determined, could result in any such Encumbrance.

(b)           All Taxes that any of the Target Companies are or were required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(c)           None of the Target Companies is currently or during the three years immediately prior to the date of this Agreement has been the subject of an audit or other examination relating to the payment of a material amount of Taxes of the Target Companies by the Tax authorities of any nation, state or locality (and, to the Knowledge of Rockwood, no such audit is pending or threatened) nor have the Target Companies received any written notices from any Tax authority relating to any issue that could reasonably be expected to affect the Tax liability of the Target Companies.

(d)           None of the Target Companies (i) has entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes of the Target Companies that has not expired or (ii) is presently contesting any material Tax liability of the Target Companies before any Governmental Body.

(e)           There are no Tax-sharing, allocation, indemnification or similar Contracts in effect as between any of the Target Companies or, to the Knowledge of Rockwood, any predecessors or Related Persons thereof and any other party (including any Rockwood Seller and any predecessors or Related Persons thereof) under which the Purchasers or the Target Companies could be liable for any Taxes or other claims of any other party subsequent to the Closing other than in their capacity as a withholding agent pursuant to a Legal Requirement for withholding or pursuant to financing arrangements, leases or other commercial agreements entered into by the Target Companies in the Ordinary Course of Business.

(f)            No Target Company has within three years prior to the date of this Agreement paid or become liable to pay any material penalty, fine, surcharge or interest in connection with any Tax.

(g)           To the extent that any Target Company participates in a pay as you earn or national insurance system, such Target Company has in all material respects properly operated such system deducting and accounting for Tax and maintaining records as required by applicable Legal Requirements.

(h)           Each of Rockwood Specialties Group, Rockwood Specialties and AlphaGary Corporation is a member of Rockwood Holdings’ “affiliated group” (as such term is defined in Section 1504 of the Code) and will be included in Rockwood Specialties Group’s consolidated U.S. federal income Tax Return that includes the period from January 1 (the first day of the Rockwood Specialties Group taxable year) of the taxable year in which the Closing Date occurs through the Closing Date.  As such, Rockwood Holdings is, and at all times prior to the Closing will be, eligible to file an election under Section 338(h)(10) of the Code with respect to a “qualified stock purchase” (as such term is defined in Section 338 of the Code) of the stock of AlphaGary Corporation.

(i)            The execution and delivery of this Agreement or the consummation of the Contemplated Transactions will not result in any profit or gain being deemed to accrue to AGL for Tax purposes whether pursuant to section 179 (Companies ceasing to be a member of a group) of the U.K. Taxation of Chargeable Gains Act 1992 or otherwise.

(j)            AGL is a registered and taxable person for the purposes of U.K. VAT and such registration is not subject to any conditions imposed by or agreed with HMRC.

(k)           AGL has not in the last three years been treated as a member of a VAT group registration for the purposes of section 43 (Groups of Companies) of the VATA.

(l)            In the last three years, all interest, discounts and premiums payable by AGL in respect of its loan relationships (within the meaning of Part 5 (Loan Relationships) of the CTA) have been capable of being brought into account by AGL as a debit for the purposes of Part 5 (Loan Relationships) of the CTA as and to the extent that they have been from time to time recognized in AGL’s accounts and the Sellers do not expect that any obligations entered into by AGL prior to the Closing Date to make future payments of such amounts will not also be capable of being brought into account by AGL (assuming that the accounting policies and methods adopted for the purpose of the accounts continue to be so adopted).

(m)          AGL neither has nor has had in the period of three years ending on the date of this Agreement, any interest in a controlled foreign company as defined in Chapter IV Part XVII (Controlled Foreign Companies) of the ICTA.

(n)           To the Knowledge of Rockwood, AGL is not a party to any transaction or arrangement under which for the purposes of Part 4 of TIOPA (Provision not at arm’s length) the actual provision that has been made or imposed between AGL and any other person by means of a transaction or series of transactions differs from the provision which would have been made as between independent enterprises as determined in accordance with Part 4 of TIOPA.

(o)           All documents in the possession or under the control of each Target Company to which such Target Company is a party relating to the Business and which are subject to stamp duty have been properly stamped.

(p)           Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will result in the withdrawal of any relief from stamp duty or stamp duty land tax granted on or before Closing which will affect any Target Company.

3.13       No Adverse Change.  Since December 31, 2009, there has not been a Material Adverse Change with respect to the Target Companies taken as a whole or the Business, and no event has occurred or circumstance exists that could reasonably be expected to result in a Material Adverse Change with respect to the Target Companies taken as a whole or the Business.

3.14       Employee Benefits.

(a)           Schedule 3.14(a) of the Seller Disclosure Letter sets forth a true, correct and complete list of all domestic and foreign (i) “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”)

under Section 501(c)(9) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”), profit-sharing, pension, or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments or practices (whether or not insured) and (iii) employment, consulting, termination, and severance contracts or agreements that are not based on a standard form of contract or agreement; currently covering active, retired or former employees or directors of the Target Companies, whether or not any such plans, programs, arrangements, commitments, contracts, agreements or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA, that are maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by Rockwood Specialties or its Affiliates (“Benefit Plans”).  The Benefit Plans covering solely active, retired or former employees of the Target Companies are denoted by asterisk on Schedule 3.14(a) of the Seller Disclosure Letter.  The asterisked Benefit Plans, excluding the AlphaGary Corporation Union Employees Pension Plan (which will be transferred to Rockwood Specialties or one of its Affiliates (other than a Target Company) prior to Closing in accordance with Section 10.1(d)), are hereinafter referred to as the “Target Company Benefit Plans”.  For the avoidance of doubt, the Benefit Plans shall not include any statutory foreign plans with respect to which any Target Company, Rockwood Specialties or any of their Affiliates are obligated to make contributions or comply with under applicable Legal Requirements.

(b)           Each Benefit Plan (including any related trust) complies in form with the requirements of all applicable Legal Requirements, including ERISA, the Code, and applicable foreign tax laws, and has at all times been maintained and operated in compliance with its terms and the requirements of all applicable Legal Requirements, including ERISA and the Code, with such exceptions as could not, individually or in the aggregate, result in a material liability of any Target Company.  Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and each trust established in connection with any Benefit Plan, which is intended to be exempt from U.S. federal income taxation under Section 501(a) of the Code has been determined to be so exempt by the IRS.  Since the date of each most recent determination letter, to the Knowledge of Rockwood Specialties, no event has occurred and no condition or circumstance has existed that has resulted, or is likely to result, in the revocation of any such determination letter or that could adversely affect the qualified status of any such Benefit Plan or the exempt status of any such trust, with such exceptions as could not, individually or in the aggregate, result in a material liability of any Target Company.  No complete or partial termination of any Benefit Plan has occurred, or to the Knowledge of Rockwood Specialties is expected to occur, and to the Knowledge of Rockwood Specialties no Proceedings have been instituted, and no condition exists and no event has occurred that could constitute grounds, under Title IV of ERISA to terminate, or appoint a trustee to administer, any Benefit Plan, with such exceptions as could not, individually or in the aggregate, result in a material liability of any Target Company.  None of the Rockwood Sellers nor the Target Companies has any commitment, intention or understanding to create, materially modify or terminate any Target Company Benefit Plan, other than as required by applicable Legal Requirements, the terms of any Material Contract, or the terms of any Target Company Benefit Plan.  Except as required to maintain the tax-qualified status of any Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Target Company Benefit Plan. No event has occurred, and no condition or circumstance has existed, that could result in a material increase in the benefits under, or the expense of maintaining (as a result of a plan amendment, written interpretation or announcement issued by a Governmental Body), any Target Company Benefit Plan from the level of benefits thereunder or expense incurred thereof for the most recent fiscal year ended.  No Target Company Benefit Plan is a plan described in Section 4063(a) of ERISA.  No Target Company Benefit Plan has assets that include securities issued by any Rockwood Seller or any Target Company.  As of the date of this Agreement, neither Rockwood Specialties, the Target Companies, nor any of their Affiliates has communicated to any employee of the Target Companies or formally adopted or authorized any creation, material modification or termination of any Target Company Benefit Plan, other than as may be required by Applicable Law or the terms of any applicable collective bargaining agreement, Material Contracts or any Target Company Benefit Plan.

(c)           (i)            No Target Company Benefit Plan is subject to Sections 412 or 430 of the Code or Title IV or Sections 302 or 303 of ERISA.

(ii)           No Target Company Benefit Plan is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

(iii)          No Target Company has incurred, and no event has occurred and no condition or circumstance exists that could result, directly or indirectly, in, any material liability (including, without limitation, any indirect, contingent or secondary liability) of any Target Company under Title IV of ERISA or Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA.

(iv)          No Target Company Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) provides for post-employment or retiree health, life insurance or other welfare benefits and has unfunded liabilities, other than continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA (“COBRA”) or similar Legal Requirements.

(v)           No asset of any Target Company is subject to any Lien arising under Section 303(k) of ERISA or Section 430(k) of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such Lien. None of the Target Companies has been required to provide any security under Section 307 of ERISA or Section 436(f) of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such requirement to provide any such security.

(vi)          There are no Claims or disputes pending or to the Knowledge of Rockwood, threatened, anticipated or expected to be asserted against or with respect to any Benefit Plan or the assets of any such Benefit Plan (other than routine claims for benefits and appeals of denied routine claims) that could, individually or in the aggregate, result in a material liability of any Target Company. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, or to the Knowledge of Rockwood, threatened, anticipated, or expected to be asserted against any Target Company or any fiduciary of any Benefit Plan, in any case with respect to any Benefit Plan that could, individually or in the aggregate result in a material liability of any Target Company. No Benefit Plan or any fiduciary thereof has been the direct or indirect subject of any Proceeding that could, individually or in the aggregate, result in a material liability of any Target Company.

(d)           Full payment has been timely made of all amounts that any Target Company is required, under applicable Legal Requirement or under the terms of any Target Company Benefit Plan or any agreement relating to any Target Company Benefit Plan to which any Target Company is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Target Company Benefit Plan ended prior to the date hereof or have been timely reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the account records of the Target Companies and such contributions or premiums have been timely deposited into the appropriate trusts or accounts.

(e)           None of the Target Companies, nor any of their respective directors, officers, or employees has engaged in any transaction with respect to any Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a Tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any Claim being made under, by or on behalf of any such Benefit Plan by any party with standing to make such Claim, except to the extent that any such transaction or breach could not, individually or in the aggregate, result in a material liability of any Target Company.

(f)            The execution of this Agreement and the consummation of the Contemplated Transactions do not constitute a triggering event under any Target Company Benefit Plan, which (either alone or upon the occurrence of any additional or subsequent event) will result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of any Target Company.  Except as set forth on Schedule 3.14(f) of the Seller Disclosure Letter, no Target Company Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

(g)           The Target Companies have classified all individuals who perform services for them correctly under each Target Company Benefit Plan, ERISA, the Code and other applicable Legal Requirements as common law employees, independent contractors or leased employees.

(h)           With respect to each Target Company Benefit Plan, Rockwood Specialties has made available to the Purchasers true, correct and complete copies of:  (i) all Target Company Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Target Company Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions and summaries of material modifications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter or opinion letter, if any, obtained with respect to each Target Company Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code; (v) the annual report on IRS Form 5500-series or 990 for each of the last three years for each Target Company Benefit Plan required to file such form; (vi) the two most recently prepared actuarial valuation reports; (vii) the most recently prepared financial statements; and (vii) with respect to each Target Company Benefit Plan, any service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, recordkeeping agreements and collective bargaining agreements.

(i)            The UK Plan is a registered pension scheme within the meaning of the UK Finance Act 2004, and Rockwood Specialties is not aware of any reason why the UK Plan’s registered status will or may cease.

(j)            No Target Company has been a party to an act, or a deliberate failure to act, which might result in a contribution notice being issued to any Target Company by TPR under section 38 or 47 of the PA04 in respect of the UK Plan.  No Target Company has at any time within the 12 months before the Closing Date been “connected” with or an “associate” of any employer that is or has been participating in a pension scheme established in the U.K. (other than the UK Plan) to which sections 38, 43, 47 or 52 of the PA04 applies (for these purposes, “connected” and “associate” have the meanings given to them in sections 435 and 249 of the UK Insolvency Act 1986, respectively).  No financial support direction, contribution notice or restoration order has been issued by TPR under sections 38, 43, 47 or 52 of the PA04 against any Target Company or any of their directors and to the Knowledge of Rockwood there are no circumstances that are likely to lead to any direction, notice or order being issued.

(k)           To the Knowledge of Rockwood, each of the Target Companies has complied with its notification obligations under section 69 and section 70 of the PA04.

(l)            No Canadian Target Company Benefit Plan is a “registered pension plan” as defined in ITA.

(m)          There are no unfunded liabilities in respect of any Canadian Target Company Benefit Plan.

(n)           With the exception of the Registered Retirement Savings Plan or as may be required by any applicable Legal Requirements, none of the Canadian Target Company Benefit Plans provide benefits after the date of retirement or other termination of service to employees or former employees of AlphaGary Canada or to the beneficiaries or dependents of such employees.

3.15         Compliance with Legal Requirements; Governmental Authorizations.

(a)           Except (x) as set forth on Schedule 3.15(a) of the Seller Disclosure Letter and (y) for matters that are the subject of the representations and warranties contained in Section 3.8 (Real Property), Section 3.19 (Environmental Matters), Section 3.22 (Intellectual Property), Section 3.24 (Compliance with the Foreign Corrupt Practices and Export Control and Anti-boycott Laws) and Section 3.28 (REACH):

(i)            each of the Target Companies is, and during the last three years has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of such Target Company’s assets;

(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes or could reasonably be expected to result in a violation by any Target Company of, or a failure on the part of any Target Company to comply with, any Legal Requirement or (B) could reasonably be expected to give rise to any obligation on the part of any Target Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)          no Target Company has received within the last three years any written notice, Order or other written communication from any Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement applicable to the Business.

(b)           Schedule 3.15(b) of the Seller Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by each Target Company as of the date of this Agreement.  The Governmental Authorizations held by the Target Companies collectively constitute all of the Governmental Authorizations necessary to permit the Target Companies to lawfully conduct and operate the Business in the manner in which they currently conduct and operate the Business.  Each Governmental Authorization held by the Target Companies is valid and in full force and effect.  Except as set forth in Schedule 3.15(b) of the Seller Disclosure Letter, since January 1, 2008:

(i)            each Target Company is and has been in all material respects in compliance with all of the terms and requirements of each Governmental Authorization held by such Target Company;

(ii)           no event has occurred or circumstance exists, including the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, that could reasonably be expected to (with or without notice or lapse of time) (A) constitute or result in a violation of or a failure to comply in any material respect with any term or requirement of any Governmental Authorization held by a Target Company or (B) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization held by a Target Company; and

(iii)          no Target Company has received within the last three years of this Agreement any written notice, Order or other written communication from any Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply in any material respect with any term or requirement of any Governmental Authorization held by a Target Company or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization held by a Target Company.

 3.16        Legal Proceedings; Orders.

(a)           Except as set forth on Schedule 3.16(a) of the Seller Disclosure Letter, there is no pending Proceeding:

(i)            that has been commenced by or against any Target Company or that otherwise relates to or could reasonably be expected to affect the Business or any of the assets currently or previously owned, leased, operated or used by any Target Company; or

(ii)           that has been commenced against any Rockwood Seller or any Target Company that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Rockwood, (1) no such Proceeding has been threatened and (2) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

(b)           Except as set forth on Schedule 3.16(b) of the Seller Disclosure Letter:

(i)            there is no Order (A) to which any Target Company, the Business or any of the assets owned or used by any Target Company, is subject or (B) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions; and

(ii)           to the Knowledge of Rockwood, no officer, director, agent, or employee of any Target Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice on behalf of such Target Company.

(c)           Except as set forth on Schedule 3.16(c) of the Seller Disclosure Letter:

(i)            each Target Company is, and during the last three years has been, in all material respects in compliance with all of the terms and requirements of each Order to which it, the Business or any of the assets owned or used by such Target Company, is or has been subject;

(ii)           no event has occurred or circumstance exists that could reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply in any material respect with any term or requirement of any Order to which any Target Company, the Business or any of the assets owned or used by any Target Company is subject; and

(iii)          no Target Company has received within the last three years any written notice or other written communication from any Person regarding any actual, alleged, possible, or potential violation of, or failure to comply in any material respect with, any term or requirement of any Order to which any Target Company, the Business or any of the assets owned or used by any Target Company, is or has been subject.

 3.17        Absence of Certain Changes and Events.  Except as set forth in Schedule 3.17 of the Seller Disclosure Letter, since December 31, 2009, the Target Companies have conducted the Business in the Ordinary Course of Business and there has not been any:

(a)           except as necessary to consummate the Reorganization or in connection with any of the actions described in Section 5.3(b), change in any Target Company’s authorized or issued share capital; grant of any share option or right to purchase shares of share capital of any Target Company; issuance of any security convertible into such share capital; grant of any registration rights; purchase, redemption, retirement or other acquisition by any Target Company of any shares of any such share capital; or declaration or payment of any non-cash dividend or other non-cash distribution in respect of shares of share capital;

(b)           amendment to the Organizational Documents of any Target Company, except in connection with any of the actions described in Section 5.3(b);

(c)           payment or increase by any Target Company of any bonuses, salaries or other compensation to any Business Employee other than in the Ordinary Course of Business or as required by any Material Contract or any Benefit Plan;

(d)           (i) material adverse change in the financial condition of any Target Company Benefit Plan that is a pension plan within the meaning of Section 3(2) of ERISA, or change in the actuarial assumptions with respect to any such Target Company Benefit Plan, which, either individually or in the aggregate, would result in the current value of such Target Company Benefit Plan’s accrued benefits exceeding the current value of all such Target Company Benefit Plan’s assets, (ii) increase in benefits under or payments to any Target Company Benefit Plan as a result of plan amendments, written interpretations or announcements (whether written or not) issued by a Governmental Body or (iii) adoption of any Benefit Plan or a pension scheme established in the U.K. (other than the UK Plan) to which sections 32, 38, 43, 47, 52 or 58 of the PA04 applied;

(e)           physical damage to or destruction or loss of any asset or property of the Business or any Target Company, whether or not covered by insurance, that has had, or could reasonably be expected to have, a material adverse affect on the Target Companies;

(f)            entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Target Company of at least two hundred fifty thousand Dollars ($250,000);

(g)           other than the Reorganization or in the Ordinary Course of Business, sale (other than sales of Inventory in the Ordinary Course of Business), lease, license or other disposition of any material asset (including the Intellectual Property Assets) or property of the Business or any Target Company or mortgage, pledge, or imposition of any Lien (other than Permitted Liens) on any asset or property of any Target Company;

(h)           cancellation or waiver of any claims or rights with a value to any Target Company in excess of two hundred fifty thousand Dollars ($250,000);

(i)            change in the financial accounting methods used by any Target Company, except as may be required by relevant accounting regulatory and rule-making bodies; or

(j)            agreement, whether oral or written, by any Target Company to do any of the foregoing.

3.18         Contracts; No Defaults.

(a)           Schedule 3.18(a) of the Seller Disclosure Letter contains a complete and accurate list, and the Sellers have delivered to the Purchasers true and complete copies, of the following Contracts to which any Target Company is a party as of the date of this Agreement (each such Contract required to be set forth on such Schedule together with any Contract of the type described in clauses (i) – (xv) below entered into by any Target Company after the date of this Agreement, a “Material Contract”):

(i)            each Contract that involves performance of services or delivery of goods or materials by one or more Target Companies of an amount or value in excess of two hundred fifty thousand Dollars ($250,000);

(ii)           each Contract that involves expenditures or receipts by one or more Target Companies in excess of two hundred fifty thousand Dollars ($250,000);

(iii)          each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than two hundred fifty thousand Dollars ($250,000) and with terms of less than one year);

(iv)          each licensing agreement or other Contract with respect to patents, trademarks, copyrights or other Intellectual Property, including agreements with current or former employees, consultants, or contractors regarding the appropriation, assignment, ownership, disclosure or non-disclosure of any of the Intellectual Property Assets or any other Intellectual Property and license agreements pursuant to which a third party grants to any Target Company any license to use the Intellectual Property rights of such third party (or their licensors);

(v)           each collective bargaining agreement and other Contract with respect to or with any labor union or other employee representative of a group of employees;

(vi)          each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Target Company with any other Person;

(vii)         each Contract containing covenants that in any way purport to restrict the business activity of any Target Company or limit the freedom of any Target Company to engage in any line of business or to compete with any Person (other than confidentiality and similar agreements entered into in the Ordinary Course of Business);

(viii)        each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix)           each power of attorney that is currently effective and outstanding with respect to any Target Company;

(x)            each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Target Company to be responsible for consequential damages;

(xi)           each Contract pursuant to which any Target Company agrees or commits to make capital expenditures in excess of two hundred fifty thousand Dollars ($250,000);

(xii)          each Contract that can be terminated upon a change in the direct or indirect ownership or control of a Target Company or whose terms, in the event of such a change of ownership or control, are different from those which apply prior to such event;

(xiii)         each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by any Target Company other than in the Ordinary Course of Business and other than guaranties of credit cards used by officers and employees of the Target Companies in the Ordinary Course of Business, excluding endorsements made for collection in the Ordinary Course of Business;

(xiv)        each written employment agreement to which any Target Company is a party; and

(xv)         each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)           Except as set forth in Schedule 3.18(b) of the Seller Disclosure Letter, each Contract identified or required to be identified in Schedule 3.18(a) of the Seller Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

(c)           Except as set forth in Schedule 3.18(c) of the Seller Disclosure Letter:

(i)            each Target Company is, and during the last three years has been, in all material respects in compliance with all applicable terms and requirements of each Material Contract under which such Target Company has or had any obligation or liability or by which such Target Company or any of the assets owned or used by such Target Company is or was bound;

(ii)           to the Knowledge of Rockwood, each other Person that has or had any obligation or liability under any Material Contract under which any Target Company has or had any rights is, and during the last three years has been, in all material respects in compliance with all applicable terms and requirements of such Material Contract;

(iii)          no event has occurred or circumstance exists that (with or without notice or lapse of time) could reasonably be expected to contravene, conflict with, or result in a material violation or breach of, or give any Target Company the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and

(iv)          no Target Company has given to or received from any other Person within the three years immediately prior to the date of this Agreement any written notice or other written communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

(d)           There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Target Company, under current or completed Material Contracts with any Person and, to the Knowledge of Rockwood, no such Person has made written demand for such renegotiation.

 3.19        Environmental Matters. Except as set forth in Schedule 3.19 of the Seller Disclosure Letter:

(a)           Each Target Company is and has during the five years immediately prior to the date of this Agreement been in material compliance with all applicable Environmental Laws and has obtained, and is in compliance with, all Governmental Authorizations required of them under applicable Environmental Law.  There are no Claims by any Person pending, or to the Knowledge of Rockwood, threatened, against the Target Companies under any Environmental Law that have not been resolved.  No Target Company has assumed, either contractually or by operation of law, the liability of any other Person under any Environmental Law.  There are no facts, circumstances or conditions relating to the Business or operations of the Target Companies or any of their respective predecessors (including the disposal of any Hazardous Materials at any location), or to any Real Property or Facility at any time owned, leased, or operated by the Target Companies or any of their respective predecessors, which could reasonably be expected to give rise to any Claim, or to any liability, under any Environmental Law.

(b)           There are no pending or, to the Knowledge of Rockwood, Threatened Encumbrances, or other restrictions of any nature, resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal or mixed) in which any Target Company has an interest.

(c)           None of the Target Companies has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) used in connection with the Business in which any of the Rockwood Sellers or any Target Company had an interest, or with respect to any real property to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by any Target Company or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d)           None of the Target Companies, nor any other Person for whose conduct they are or may be held responsible, has any Environmental Liabilities with respect to the Facilities or, to the Knowledge of Rockwood, with respect to any other properties and assets (whether real, personal or mixed) in which any of the Rockwood Sellers or any Target Company (or any

predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e)           There has been no Release or threatened Release of any Hazardous Materials at or from the Real Property by any of the Rockwood Sellers or any Target Company that could reasonably be expected to result in an Environmental Liability.

(f)            The Sellers have delivered to the Purchasers complete and accurate copies and results of any reports, studies, analyses or tests (excluding those relating to routine monitoring, reporting and inspections) in their possession or initiated by any of the Target Companies during the five years immediately prior to the date of this Agreement pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Real Property, concerning compliance by any of the Target Companies with Environmental Laws, or relating to any known or potential Environmental Liabilities.

 3.20        Employees.

(a)           The Sellers will deliver to the Purchasers on the date hereof a separate Schedule 3.20(a), which will contain a complete and accurate list as of the date of this Agreement of the following information for each Business Employee, including each such employee on leave of absence or layoff status (in each case, indicating the reason for such absence or status): (i) employer; (ii) name; (iii) job title; (iv) current base salary or wage rate; and (v) 2009 bonus.

(b)           To the Knowledge of Rockwood, no employee of any Target Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will adversely affect (i) the performance of his duties as an employee of any Target Company or (ii) the ability of any Target Company to conduct the Business as it is conducted on the date hereof, including any Proprietary Rights Agreement with any Target Company and any such employee.

(c)           There are no terms or conditions under which any employee is employed or engaged or was previously employed or engaged nor has anything occurred or not occurred prior to Closing Date that may give rise to any claim either under English, United Kingdom or European law whether by an employee or a prospective employee.

(d)           As of the date hereof, no offer of employment or engagement has been made by the Target Company that has not yet been accepted, or which has been accepted but, as of the date hereof, the employment or engagement has not yet started.

(e)           No Business Employee has any Proceeding pending against the Target Companies, or to the Knowledge of Rockwood, no such Proceeding has been threatened.

 3.21        Labor Relations; Compliance.

(a)           Each Target Company is, and during the last three years has been, in compliance in all material respects with all Legal Requirements relating to labor relations or employment matters, including equal employment opportunity, nondiscrimination, immigration, wages, hours, working time, benefits, collective bargaining, information and consultation, the payment of social security and similar Taxes, occupational safety and health, and plant closing.  During the last three years, none of the Target Companies have engaged in or are engaged in any unfair labor practice.  No Target Company is liable for the payment of any compensation, damages, taxes, fines, penalties, awards or other amounts, however designated, for failure to materially comply with any of the foregoing Legal Requirements.

(b)           Except as disclosed in Schedule 3.21(b) of the Seller Disclosure Letter, (i) no Target Company in the last three years has been, or is now, a party to or negotiating any collective bargaining agreement, information and consultation agreement or other labor Contract; (ii) in the last three years there has not been, there is not presently pending or existing, and to the Knowledge of Rockwood, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving any Target Company; (iii) to the Knowledge of Rockwood, no event has occurred  in the last three years or circumstance exists that could provide the basis for any work stoppage or other labor dispute, claim or grievance; (iv) there is not pending or, to the Knowledge of Rockwood, threatened against or affecting any Target Company any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters or information and consultation, and to the Knowledge of Rockwood, there is no organizational activity or other labor dispute against or affecting any Target Company; (v) to the Knowledge of Rockwood, no application or petition for an election of or for certification of a collective bargaining agent or agreement or information and consultation agreement is pending; (vi) to the Knowledge of Rockwood, no grievance or arbitration Proceeding exists that might have an adverse effect upon any Target Company or the conduct of the Business; (vii) there is no lockout of any employees by any Target Company and no such action is contemplated by any Target Company; and (viii) in the last three years there has been no charge or complaint of discrimination filed against, or to the Knowledge of Rockwood, threatened against any Target Company with any Governmental Body.

(c)           Except as set forth on the Schedule 3.21(c)(i) of the Seller Disclosure Letter, in the last three years, none of the Target Companies has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the federal U.S. Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Legal Requirement (including any state laws relating to plant closings or mass layoffs) (collectively, “WARN”).  Each Target Company is, and during the last three years has been, in compliance in all material respects with WARN, and no Target Company has incurred any material liability or obligation under WARN which remains unsatisfied.  Except as set forth on Schedule 3.21(c)(ii) of the Seller Disclosure Letter, no Business Employee employed or engaged in the portion of the Business conducted in the United States has experienced an “employment loss” (as defined under WARN or such similar term as used under WARN) during the 90 day period ending on the date hereof or has been notified by Rockwood Specialties Group or any of its Affiliates that he or she will experience an “employment loss” on or after the Closing Date.

 3.22        Intellectual Property.

(a)           The term “Intellectual Property Assets” means all Intellectual Property owned, used or held for use or licensed (as licensee) by the Target Companies, including:

(i)            all Purchased IP;

(ii)           any Target Company’s name, all Internet domain names, fictional business names, trade names, trademarks, service marks, trade dress, logos, and other indicia of origin, and all registrations and applications for registration of any of the foregoing, together with goodwill associated therewith (collectively, “Marks”);

(iii)          all patents and patent applications (collectively, “Patents”);

(iv)          all copyrights and all copyright registrations and applications for registration of copyrights (collectively, “Copyrights”); and

(v)           Trade Secrets.

(b)           Schedule 3.22(b) of the Seller Disclosure Letter contains a complete and accurate list as of the date of this Agreement of all Contracts pursuant to which any material Intellectual Property Assets are licensed to or by any Target Company, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available, off-the-shelf, software programs with a one time or annual license fee of less than $25,000 under which a Target Company is the licensee.  There are no outstanding and, to the Knowledge of Rockwood, no threatened disputes or disagreements with respect to any such Contract.  To the extent any Intellectual Property Assets are licensed from or to a Target Company, no written notice of default has been sent or received by such Target Company, which remains uncured, and the execution, delivery or performance of such Target Company’s obligations hereunder will not result in a material default under any such license.  Each Contract set forth on Schedule 3.22(b) of the Seller Disclosure Letter is a legal, valid and binding obligation of the parties thereto, enforceable in accordance with the terms thereof, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Legal Requirements affecting the enforcement of creditors’ rights generally and to general equitable principles.

(c)           Intellectual Property Necessary for the Business.

(i)            The Intellectual Property Assets constitute all Intellectual Property necessary to operate the Business in all material respects in the manner in which it is currently conducted. AlphaGary Corporation and AGL shall transfer to Mexichem and Mexichem Amanco at the Closing good title to the Purchased IP, free and clear of all Liens.  At the Closing one or more of the Target Companies will hold the remaining Intellectual Property Assets free and clear of all Liens.

(ii)           Except as set forth on Schedule 3.22(c)(ii) of the Seller Disclosure Letter, all current employees and consultants of the Target Companies whose work involves the design, development, authoring, or other creation of Intellectual Property for the Business, have executed legal, valid, and binding written Contracts with one or more of the Target Companies that assign to one or more of the Target Companies all rights to any work product, inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements, discoveries, information, published or unpublished works, software designs and other Intellectual Property designed, developed, authored, or otherwise created by such employee relating to the

Business (except as to copyrightable original works of authorship which under applicable Legal Requirements are deemed works for hire in the absence of such a written assignment).

(iii)          To the Knowledge of Rockwood, no Target Company has during the five years immediately prior to the date of this Agreement, violated, infringed, misappropriated, misused, or otherwise conflicted with, and the conduct of the Business does not in any material respect violate, infringe, misappropriate, misuse, or otherwise conflict with, any Intellectual Property rights of any other Person.  No Target Company has received during the five years immediately prior to the date of this Agreement any written notice or Claim from any other Person challenging its right to use any of the Intellectual Property Assets.

(iv)          To the Knowledge of Rockwood, no Person, or the good and services of any Person, has violated, infringed, misappropriated, misused or otherwise conflicted with any of the Intellectual Property Assets or the Targets Companies’ rights to the Intellectual Property Assets.

(d)           Patents.

(i)            Schedule 3.22(d) of the Seller Disclosure Letter contains a complete and accurate list of all Patents owned by the Target Companies as of the date of this Agreement.  To the extent indicated on such schedule, such Patents have been duly filed in or issued by the United States Patent and Trademark Office and the appropriate offices in other jurisdictions, and each such Patent remains valid, enforceable and in full force and effect as of the Closing Date.  One or more of the Target Companies is the owner of all right, title, and interest in and to each of the Patents listed on Schedule 3.22(d) of the Seller Disclosure Letter.

(ii)           All of the Patents owned by the Target Companies are currently in all material respects in compliance with applicable formal Legal Requirements (including payment in full of filing, examination, and maintenance fees and proofs of working or use).  Except as set forth in Schedule 3.22(d) of the Seller Disclosure Letter, no action or payment is required to made to maintain any of the scheduled Patents within 90 days following the Closing Date.

(iii)          To the Knowledge of Rockwood, as of the date of this Agreement no Patent is now involved in any interference, reissue, reexamination, revocation, invalidation or opposition Proceeding.

(iv)          The Rockwood Sellers have delivered to the Purchasers true and complete copies of all licenses granted by the Target Companies relating to Patents.  No written notice of a breach or default has been sent or received by the Target Companies during the five years immediately prior to the date of this Agreement under any such license that remains uncured nor, to the Knowledge of Rockwood, is there any matter that would reasonably be expected to cause a material breach or default under any such license.

(e)           Trademarks.

(i)            Schedule 3.22(e) of the Seller Disclosure Letter contains a complete and accurate list of all material Marks owned by the Target Companies as of the date of this Agreement, including all Marks that are the subject of a registrations or a pending application for registration.  To the extent indicated on such schedule, such Marks have been duly filed in or registered by the United States Patent and Trademark Office (or the equivalent body in foreign jurisdictions) and the appropriate offices in other jurisdictions, as the case may be, and each such Mark remains valid, enforceable and in full force and effect as of the Closing Date.  One or more of the Target Companies is the owner of all right, title, and interest in and to each of the Marks owned by the Target Companies.

(ii)           All Marks owned by the Target Companies are currently in all material respects in compliance with applicable formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) and all registration, renewal and other maintenance fees in respect thereof have been paid in full. Except as set forth in Schedule 3.22(e) of the Seller Disclosure Letter, no action or payment is required to made to maintain any of the scheduled Marks within 90 days following the Closing Date.

(iii)          To the Knowledge of Rockwood, as of the date of this Agreement no Mark is now involved in any opposition, invalidation, revocation or cancellation Proceeding and, to the Knowledge of Rockwood, no such action is threatened with the respect to any of the Marks.

(iv)          The Rockwood Sellers have delivered to the Purchasers true and complete copies of all licenses granted by the Target Companies relating to Marks.  No written notice of a breach or default has been sent or received by the Rockwood Sellers or the Target Companies under any such license that remains uncured nor, to the Knowledge of Rockwood, is there any matter that could reasonably be expected to cause a material breach or default under any such license.

(f)            Copyrights.

(i)            Schedule 3.22(f) of the Seller Disclosure Letter contains a complete and accurate list of all material Copyrights as of the date of this Agreement, including all copyright registrations and applications for registration of copyrights, owned by the Target Companies.  Each scheduled Copyright remains valid, enforceable and in full force and effect as of the Closing Date.  One or more of the Target Companies is the owner of all right, title, and interest in and to each Copyright owned by the Target Companies.

(ii)           Each Copyright owned by the Target Companies is currently in all material respects in compliance with applicable formal Legal Requirements.  Except as set forth in Schedule 3.22(f) of the Seller Disclosure Letter, no action or payment is required to be made to maintain any of the scheduled Copyrights within 90 days following the Closing Date.

(iii)          The Rockwood Sellers have delivered to the Purchasers true and complete copies of all licenses granted by the Target Companies relating to Copyrights.  No written notice of a breach or default has been sent or received by the Rockwood Sellers or the Target Companies under any such license that remains uncured nor, to the Knowledge of Rockwood, is there any matter that could reasonably be expected to cause a material breach or default under any such license.

(g)           Trade Secrets.  The Target Companies have taken reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.  To the Knowledge of Rockwood, none of the Trade Secrets of the Target Companies is subject to any material adverse claim or has been challenged or threatened in any way.

3.23        Product Liability.  Except as set forth in Schedule 3.23 of the Seller Disclosure Letter, no Target Company has any liabilities resulting from any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions or otherwise) with respect to any product designed, manufactured, sold, leased, licensed or delivered, or any service provided by any Target Company, whether such liability or Claim is incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any other Legal Requirement or otherwise.  No event has occurred or circumstance exists that (with or without notice or lapse of time) could reasonably be expected to result in any liability of or Claim against any Target Company.  No Target Company has received any written notice during the five years immediately prior to the date of this Agreement from any Governmental Body alleging that any product designed, manufactured, sold, leased, licensed or delivered by any Target Company is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Body.

3.24        Compliance with the Foreign Corrupt Practices Act and Export Control and Anti-boycott Laws.

(a)           Each Target Company is in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(b)           Each Target Company has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes.

3.25        Relationships with Related Persons. Except as set forth on Schedule 3.25 of the Seller Disclosure Letter, no Rockwood Seller, nor any Related Person of the Rockwood Sellers or any Target Company has, or during the last three completed fiscal years and the current fiscal year has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or related to the Business.  Except as set forth on Schedule 3.25 of the Seller Disclosure Letter, no Rockwood Seller, nor any Related Person of the Sellers and of any Target Company (other than the Target Companies) is, or during the last three completed fiscal years and the current fiscal year has owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person (other than the Target Companies) that has (i) had business dealings or a financial interest in any transaction with any Target Company other than business dealings or transactions conducted in the Ordinary Course of Business with such Target Company at substantially prevailing market prices and on substantially prevailing market terms or (ii) engaged in competition with any Target Company with respect to any line of the products or services of such Target Company in any market presently served by such Target Company.  Except as set forth on Schedule 3.25 of the Seller Disclosure Letter, no Rockwood Seller, nor any Related Person of the Rockwood Sellers and of any Target Company is a party to any Contract with, or has any claim or right against, any Target Company.

3.26        Brokers or Finders.  Except as set forth on Schedule 3.26 of the Seller Disclosure Letter, the Rockwood Sellers, the Target Companies and their respective Representatives have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.27        Bank Accounts.  Schedule 3.27 of the Seller Disclosure Letter sets forth, as of the date of this Agreement, an accurate and complete list showing the name and address of each bank in which each Target Company has an account or safe deposit box (other than accounts and safe deposit boxes which will be closed or transferred to any Rockwood Seller or any of its Affiliates (other than the Companies) prior to the Closing), the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto.

3.28        REACH.  AGL is in compliance with all the requirements of REACH in connection with the Business.

The parties hereby agree as follows:

3.29        NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE ANCILLARY DOCUMENTS, THE ROCKWOOD SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND THE ROCKWOOD SELLERS HEREBY DISCLAIM TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY SUCH REPRESENTATION OR WARRANTY (INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE), WHETHER BY THE ROCKWOOD SELLERS, THE TARGET COMPANIES, THEIR AFFILIATES, OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE TARGET COMPANIES, THE BUSINESS, THE PURCHASED IP, THE PURCHASED EQUITY INTERESTS, THE LIABILITIES OF THE BUSINESS OR THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE ANCILLARY DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS.

ARTICLE 4
Representations and Warranties of the Purchasers

Except as set forth in the Purchaser Disclosure Letter, the Purchasers jointly and severally represent and warrant to the Rockwood Sellers as follows:

4.1          Organization and Good Standing.

(a)           Mexichem is a company (sociedad anónima de capital variable) duly incorporated and validly existing under the laws of Mexico, with corporate power and authority to conduct its business as it is now being conducted.

(b)           Mexichem UK is a company duly incorporated, validly existing and in good standing (or the equivalent thereof) under the laws of England and Wales, with corporate power and authority to conduct its business as it is now being conducted.

(c)           Mexichem Canada is a company duly incorporated, validly existing and in good standing (or the equivalent thereof) under the laws of the Province of Ontario, Canada, with corporate power and authority to conduct its business as it is now being conducted.

(d)           Mexichem Amanco is a company (sociedad anónima de capital variable) duly incorporated and validly existing under the laws of Mexico, with corporate power and authority to conduct its business as it is now being conducted.

4.2          Authority; No Conflict.

(a)           Each Purchaser has the corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to be executed and delivered by such Purchaser as contemplated hereby. Each Purchaser has the corporate power and authority to consummate the Contemplated Transactions.  The execution, delivery and performance by each Purchaser of this Agreement and the Ancillary Documents to be executed and delivered by such Purchaser as contemplated hereby, and the consummation of the Contemplated Transactions, have been duly authorized by such Purchaser’s board of directors (or equivalent governing body) and, to the extent applicable, its shareholders, and no other corporate action on the part of such Purchaser or its shareholders is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Contemplated Transactions by such Purchaser.  This Agreement has been duly executed and delivered by each Purchaser, and the Ancillary Documents to be executed and delivered by such Purchaser at the Closing will be duly executed and so delivered by such Purchaser.  This Agreement constitutes, and at the Closing, each Ancillary Document to be executed and delivered by the Purchasers will constitute, in each case when delivered in accordance with the terms hereof and assuming the due execution and delivery of this Agreement and each Ancillary Document by the other parties hereto and thereto, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Legal Requirements affecting the enforcement of creditors’ rights generally and to general equitable principles.

(b)           Except as set forth in Schedule 4.2(b) of the Purchaser Disclosure Letter, the execution and delivery by the Purchasers of this Agreement and the Ancillary Documents to be executed and delivered by the Purchasers as contemplated hereby and the consummation and performance of the Contemplated Transactions by the Purchasers will not, directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any Purchaser or (B) any resolution adopted by the board of directors (or equivalent governing body) or the shareholders or other equity holders of any Purchaser;

(ii)           contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Purchaser may be subject; or

(iii)          contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract to which any Purchaser is a party or to which any Purchaser or any of its assets is subject, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change with respect to the Purchasers.

(c)           Except for the (i) Consents set forth in Schedule 4.2(c) of the Purchaser Disclosure Letter and (ii) compliance with and filings under the HSR Act, none of the Purchasers is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery by the Purchasers of this Agreement or the Ancillary Documents to be executed and delivered by the Purchasers or the consummation or performance by the Purchasers of any of the Contemplated Transactions.

4.3          Certain Proceedings.  There is no pending Proceeding that has been commenced against any Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To the Purchasers’ Knowledge, no such Proceeding has been threatened.

4.4          Brokers or Finders.  Except as set forth on Schedule 4.4 of the Purchaser Disclosure Letter, the Purchasers and their respective Representatives have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.5          Experience.  Each Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Purchased IP and the Purchased Equity Interests.  Each Purchaser confirms that the Rockwood Sellers have made available to the Purchasers the opportunity to ask questions of the management employees of the Business and to acquire such additional information about the Business and the Target Companies as the Purchasers have requested.

ARTICLE 5
Covenants of the Sellers

5.1          Access and Investigation.

(a)           Between the date of this Agreement and the Closing Date, the Sellers will, and will cause AlphaGary Canada and their respective Representatives to, during normal business hours and upon reasonable prior notice, (i) afford the Purchasers and their Representatives (collectively, the “Purchasers’ Advisors”) reasonable access to the personnel, properties, contracts, books and records, and other documents and data relating to the Business (including those of each Target Company), (ii) make available to the Purchasers and the Purchasers’ Advisors for inspection and copying all such Contracts, books and records and other existing documents and data as the Purchasers may reasonably request and (iii) furnish the Purchasers and the Purchasers’ Advisors with such additional financial, operating and other data and information as the Purchasers may reasonably request; provided, however, that (x) the Purchasers and the Purchasers’ Advisors shall exercise their right under this Section 5.1 in such a manner as to not unreasonably interfere with the operation of the Business and (y) the Sellers may limit such access described in clauses (i) through (iii) above to the extent such access (A) could, in the opinion of the Sellers’ counsel, violate or give rise to liability under applicable Legal Requirements or (B) would require the Sellers or any of their Affiliates to waive any attorney-client privilege. Notwithstanding any provision of this Agreement to the contrary, the parties agree that no representation or warranty contained in Sections 3.2, 3.8, 3.11, 3.15, 3.16, 3.18 or 3.22 or the covenant contained in the last sentence of Section 5.3(a) shall be deemed to be breached as a consequence of any confidentiality obligations to which the Sellers or any of their Affiliates are bound as a result of any information provided to the Purchasers or the Purchasers’ Advisors pursuant to this Section 5.1(a).  All information provided to the Purchasers and the Purchasers’ Advisors by or on behalf of the Sellers, the Target Companies, their Affiliates or their representatives (whether pursuant to this Section 5.1 or otherwise) will be governed and protected by the Confidentiality Agreement between Rockwood Specialties Group and Mexichem Parent dated November 1, 2010.

(b)           Except as may be prohibited by Antitrust Laws, after the Closing and until the date that is six years after the Closing Date, the Rockwood Sellers will, and will cause their Representatives to, (i) afford the Purchasers and their Representatives reasonable access during normal business hours to the Rockwood Sellers’ personnel, properties, Contracts, books and records, and other documents and data and will furnish the Purchasers and their Representatives copies thereof, in each case which the Purchasers or their Representatives reasonably request in connection with Claims or Proceedings (other than Claims or Proceedings among the parties hereto) involving the Purchased IP, the Target Companies or the ownership or operation of the Business prior to the Closing and (ii) cause their employees, counsel and advisors to, at the expense of the Purchasers, lend reasonable cooperation to the Purchasers and their Representatives in their inquiries and investigations related to Claims or Proceedings relating to the Business prior to the Closing (other than Claims or Proceedings among the parties hereto). Any investigations pursuant to this Section 5.1(b) shall be conducted in such manner as not to unreasonably interfere with the conduct of the business of the Rockwood Sellers.  Any access to the properties, Contracts, books and records of the Rockwood Sellers shall not violate any Legal Requirement or any agreement to which any Rockwood Seller is a party or jeopardize the attorney-client privilege or any other legal privilege.  The Purchasers shall reimburse the Rockwood Sellers for all reasonable out-of-pocket expenses (excluding internal costs) actually incurred by the Rockwood Sellers and their Representatives in connection with the compliance by the Rockwood Sellers of their obligations under this Section 5.1(b).

5.2          Operation of the Business. Except as otherwise expressly permitted or required by this Agreement, unless the Purchasers shall otherwise consent in writing (which decision regarding consent will be promptly communicated and not unreasonably delayed), between the date of this Agreement and the Closing Date, the Sellers, to the extent not prohibited by applicable Antitrust Laws, will, and will cause AlphaGary Canada to:

(a)           conduct the Business (including the business of each Target Company) only in the Ordinary Course of Business;

(b)           use commercially reasonable efforts to consummate the Reorganization, maintain in all material respects the Purchased IP and preserve intact the Business, keep available the services of the current officers, employees and agents of the Target Companies and maintain the Business’ present relations with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Business;

(c)           reasonably confer with the Purchasers concerning course operational matters that are of a material or non-ordinary nature;

(d)           otherwise reasonably report periodically to the Purchasers concerning the status of the Business, including the cash management processes, status of accounts payable, Accounts Receivable and the operations and finances of the Business;

(e)           make no material changes in management personnel of the Business except as otherwise agreed by the parties;

(f)            keep in full force and effect, without amendment, all material rights relating to the Business;

(g)           keep all Material Contracts, Leases, permits and other agreements affecting the Real Property in all material respects in good standing and free from delinquency or default;

(h)           comply in all material respects with all Legal Requirements applicable to the operations of the Business;

(i)            maintain the Real Property in all material respects in the same state of condition and repair as existing on the date hereof;

(j)            refrain from (i) performing or allowing the performance of any construction on the Real Property (except in the event of an emergency, notice of which will be promptly given to the Purchasers) or (ii) entering into any new Contracts affecting or binding upon the Real Property that would be binding upon the Purchasers or any Target Company after the Closing other than in the Ordinary Course of Business;

(k)           not amend, materially modify or terminate any Target Company Benefit Plan without the express written consent of the Purchasers, other than as required by applicable Legal Requirements, the terms of any Target Company Benefit Plan or the terms of any Material Contract;

(l)            not prepare any Tax Returns in a manner that would not be permitted pursuant to Section 9.1(a) of this Agreement;

(m)          not make any Tax election or settle or compromise any Tax liability; incur any material liability for Taxes other than in the Ordinary Course of Business; or file an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of Target Companies unless such action (i) is required by an applicable Legal Requirement, (ii) is not inconsistent with the past practices of any Target Company or (iii) would not adversely affect the Tax liability of the Purchasers or any Related Persons of any Purchaser (including the Target Companies after the Closing Date); and

(n)           maintain in all material respects all books and records of the Business and the Target Companies in the Ordinary Course of Business.

5.3          Negative Covenant.

(a)           Except as otherwise expressly permitted or required by this Agreement, between the date of this Agreement and the Closing Date, each Seller, to the extent not prohibited by applicable Antitrust Laws, will not, and will cause AlphaGary Canada not to, without the prior written consent of the Purchasers (which decision regarding consent will be promptly communicated and not unreasonably delayed), (i) take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in Section 3.17 is reasonably likely to occur, (ii) make any modification to any material Governmental Authorization granted to any Target Company, (iii) enter into any compromise or settlement of any Proceeding involving any Target Company or directly or indirectly relating to the Business, (iv) commit any Target Company to make any capital expenditures or any other investments in excess of two hundred fifty thousand Dollars ($250,000), (v) change any Target Company’s residence for Tax purposes, (vi) change its accounting reference date, (vii) make any material change in the nature or organization of any Target Company’s business, (viii) permit or allow any violation of any material covenants, conditions and requirements set forth or imposed by, related to or arising out of all statutes, laws, ordinances, rules, regulations, plans and specifications, permits, agreements, Contracts, authorizations or approvals related or applicable to any portions of the Real Property or (ix) agree to any covenants, conditions, restrictions affecting, or rezoning of, the Real Property that would prohibit, limit, restrict, or materially change the current use and occupancy of the Real Property or Improvements or limit or restrict the conduct of the Business of the respective Target Companies.  In addition, the Sellers will not, and will cause AlphaGary Canada not to, take any action or refrain from taking any action that would result in the breach of any of the representations and warranties set forth in Article 3.

(b)           Notwithstanding any provision of this Agreement to the contrary, (i) at or prior to the Closing, the Target Companies may distribute some or all of their cash, short-term investments and cash equivalents to their stockholders or other equity holders and take such actions as may be required to effect the foregoing, (ii) prior to the Closing, the Rockwood Sellers may continue to manage the Target Companies’ cash through intercompany accounts and cash management arrangements consistent with past practices and (iii) at or prior to the Closing, the Rockwood Sellers and the Target Companies may take any of the actions specified on Schedule 5.3 of the Seller Disclosure Letter.

5.4          Required Notifications and Approvals. Subject to the terms and conditions hereof, the Rockwood Sellers will use their respective commercially reasonable efforts (and to the extent necessary, will use their respective commercially reasonable efforts to cause their Affiliates to use their respective commercially reasonable efforts) to obtain, secure or make prior to the earlier of the date required (if so required) or the Closing Date, any Consents of or notices to any Governmental Bodies (subject to Section 6.4) set forth on Schedule 3.2(c) of the Seller Disclosure Letter.  In furtherance of the obligations of the Rockwood Sellers contained in this Section 5.4, (x) the Sellers will as promptly as practicable, but in no event later than five Business Days, following the execution and delivery of this Agreement, file or cause to be filed with the Federal Trade Commission and the United States Department of Justice the initial notification and report form under the HSR Act required for the transactions contemplated hereby and will request early termination of the waiting period under the HSR Act and (y) as promptly as reasonable practicable after the date of this Agreement, but in no event later than 15 Business Days following the execution of this Agreement, the Sellers will, and will cause AlphaGary Canada to notify the transactions contemplated by this Agreement to the Brazilian Administrative Council for Economic Defense (“CADE”), pursuant to Brazilian Antitrust Law (together with filings made pursuant to the HSR Act, the “Required Antitrust Filings”).  Between the date of this Agreement and the Closing Date, the Sellers will, and will cause AlphaGary Canada to, cooperate with the Purchasers, and furnish the Purchasers with such information and assistance as may reasonably be requested by the Purchasers, with respect to the Required Antitrust Filings.  The Sellers, on one hand, and the Purchasers, on the other hand, shall each promptly pay one-half of any filing fees incurred in connection with the Required Antitrust Filings.  The Sellers shall cooperate with the Purchasers in responding promptly to any Request for Additional Information and Documentary Material under the HSR Act or other request for further information from any Governmental Body pursuant to any of the Required Antitrust Filings, seek to terminate any waiting periods under the HSR Act and furnish the Purchasers and the Purchaser’s counsel as promptly as practicable with all such information and reasonable assistance as may be reasonably required in order to effectuate the foregoing actions. Subject to applicable Legal Requirements, the preservation of the attorney-client privilege and the instructions of any Governmental Body, the Sellers shall keep the Purchasers informed of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the Purchasers with copies of notices or other communications between the Sellers or any of their respective Affiliates (with any competitively sensitive information being provided on an external counsel basis only), and any third party and/or any Governmental Body with respect the Contemplated Transactions.  The Sellers shall provide counsel for the Purchasers with a reasonable opportunity to review in advance, and shall consider in good faith the views of the Purchasers in connection with, any proposed written communication to any Governmental Body with respect to the Contemplated Transactions.  Each Seller agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection with the Contemplated Transactions unless it consults with the Purchasers in advance and, to the extent not prohibited by such Governmental Body, gives the Purchasers’ outside counsel the opportunity to attend and participate.

5.5          Notification.  Between the date of this Agreement and the Closing Date, the Sellers’ Representative will promptly notify the Purchasers’ Representative in writing if any Rockwood Seller or any of the Target Companies becomes aware of any fact or condition that causes or constitutes a breach of any of the Rockwood Sellers’ representations and warranties as of the date of this Agreement, or if the Rockwood Sellers or any of the Target Companies becomes aware of the occurrence after the date of this Agreement of any fact or condition that could (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, the Sellers’ Representative will promptly notify the Purchasers’ Representative if any Rockwood Seller or any of the Target Companies becomes aware of the occurrence of any breach of any covenant of the Sellers in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.6          Exclusivity.  Until the date on which this Agreement is terminated pursuant to Section 11.1, the Sellers will not, and will cause each Representative of the Sellers, AlphaGary Canada and each of their respective Representatives not to, directly or indirectly take any action to, directly or indirectly, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any Person other than the Purchasers (and their Representatives) concerning any Alternative Transaction.  The Sellers’ Representative shall promptly notify the Purchasers’ Representative in writing of any written offer that is made to any Rockwood Seller or any Target Company relating, directly or indirectly, to an Alternative Transaction.

5.7          Use of Name.  Each Seller agrees that, from and after the Closing Date, neither it nor its Affiliates shall have any right to use of the name “AlphaGary” or any other names containing the name “AlphaGary” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto, and will not at any time hold itself out as having any affiliation with the Target Companies or any of their respective Affiliates.

5.8          Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, the Sellers will use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Contemplated Transactions including satisfaction of the conditions in Article 7.  In furtherance and not in limitation of the covenants of the Sellers contained in this Section 5.8, if any administrative or judicial Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, the Sellers shall cooperate in all respects with the Purchasers and shall use commercially reasonable efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

5.9          Payment of Indebtedness; Releases.  The Rockwood Sellers shall cause all Indebtedness owed to a Target Company by any Rockwood Seller or Affiliate of any Rockwood Seller (other than the Target Companies) to be paid, discharged, compromised, settled, terminated, contributed to the capital of the applicable Target Company or otherwise satisfied in full prior to the Closing. The Rockwood Seller shall cause the Guarantees and all Liens (other than Permitted Liens) upon the assets of the Target Companies to be discharged, terminated and released on or prior to the Closing.

5.10        Further Assurances.  At any time and from time to time after the Closing Date without further consideration, the Rockwood Sellers shall, at the reasonable request of the Purchasers, execute and deliver any other assurances or documents (including such further instruments of conveyance, assignment, assumption and transfer) and take such further action as may be necessary or appropriate in order to (a) effectuate the intent of this Agreement, (b) perfect or record title of the Purchasers in the Purchased IP and the Purchased Equity Interests and (c) provide the Purchasers in all respects with the intended benefits of this Agreement.

5.11        Reporting Assistance Obligations of the Sellers.  After the Closing, the Rockwood Sellers will (and will cause their Affiliates to) reasonably assist the Purchasers and their Affiliates in preparing information for various Governmental Bodies after the Closing to the extent that such information relates to the Contemplated Transactions, the Business, the assets and/or the liabilities of the Business. Such information includes information required by the Purchasers and their Affiliates to comply with their financial reporting requirements.  The Purchasers shall reimburse the Rockwood Sellers for all reasonable out-of-pocket expenses (excluding internal costs) actually incurred by the Rockwood Sellers and their Affiliates in connection with the compliance by the Purchasers of their obligations under this Section 5.11.

ARTICLE 6
Covenants of the Purchasers

6.1          Approvals of Governmental Bodies. Subject to the terms and conditions hereof, the Purchasers will use their respective commercially reasonable efforts (and to the extent necessary, will use their respective commercially reasonable efforts to cause their Affiliates to use their respective commercially reasonable efforts) to obtain, secure or make prior to the earlier of the date required (if so required) or the Closing Date, any Consents set forth on Schedule 4.2(c) of the Purchaser Disclosure Letter.  In furtherance of the obligations of the Purchasers contained in this Section 6.1, (x) the Purchaser will as promptly as practicable, but in no event later than five Business Days, following the execution and delivery of this Agreement, file or cause to be filed with the Federal Trade Commission and the United States Department of Justice the initial notification and report form under the HSR Act required for the transactions contemplated hereby and will request early termination of the waiting period under the HSR Act and (y) as promptly as reasonably practicable after the date of this Agreement, but in no event later than 15 Business Days following the execution of this Agreement, the Purchasers will, and will cause each of its Related Persons to notify the transactions contemplated by this Agreement to CADE pursuant to Brazilian Antitrust Law.  Between the date of this Agreement and the Closing Date, the Purchasers will, and will cause each Related Person to, cooperate with the Sellers, and furnish the Sellers with such information and assistance as may reasonably be requested by the Sellers, with respect to all consents identified in Schedule 3.2(c) of the Seller Disclosure Letter and the Required Antitrust Filings. Notwithstanding anything else to the contrary herein, this Agreement will not require the Purchasers or any of their respective Affiliates to commit to any divestitures, licenses or hold separate or similar arrangements or agree to limit its rights of ownership with respect to any of their respective businesses or assets.  The Purchasers shall cooperate with the Sellers in responding promptly to any Request for Additional Information and Documentary Material under the HSR Act or other request for further information from any Governmental Body pursuant to any of the Required Antitrust Filings, seek to terminate any waiting periods under the HSR Act and furnish the Sellers and the Sellers’ counsel as promptly as practicable with all such information and reasonable assistance as may be reasonably required in order to effectuate the foregoing actions.  Subject to applicable Legal Requirements, the preservation of the attorney-client privilege and the instructions of any Governmental Body, the Purchasers shall keep the Sellers informed of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the Sellers with copies of notices or other communications between the Purchasers or any of their respective Affiliates (with any competitively sensitive information being provided on an external counsel basis only), and any third party and/or any Governmental Body with respect the

Contemplated Transactions.  The Purchasers shall provide counsel for the Sellers with a reasonable opportunity to review in advance, and shall consider in good faith the views of the Sellers in connection with, any proposed written communication to any Governmental Body with respect to the Contemplated Transactions. Each Purchaser agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection with the Contemplated Transactions unless it consults with the Sellers in advance and, to the extent not prohibited by such Governmental Body, gives the Sellers’ outside counsel the opportunity to attend and participate.

6.2          Commercially Reasonable Efforts. Except as otherwise provided in Section 6.1, between the date of this Agreement and the Closing Date, the Purchasers will use their respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Contemplated Transactions including satisfaction of the conditions in Article 8.  In furtherance and not in limitation of the covenants of the Purchasers contained in this Section 6.2, if any administrative or judicial Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, the Purchasers shall cooperate in all respects with the Sellers and shall use commercially reasonable efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

6.3          Use of Name.  Each Purchaser agrees that neither it nor its Affiliates (including the Target Companies following the Closing) shall have any right to use of the name “Rockwood” or any other names containing the name “Rockwood” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto, and will not at any time hold itself out as having any affiliation with the Seller or any of their Affiliates.  Following the Closing, each Purchaser agrees that if any of the assets of the Target Companies, including any promotional materials or printed forms, bear the “Rockwood” name (or any derivative thereof or anything confusingly similar thereto), such Purchaser shall, prior to the use of such assets, delete or cover the “Rockwood” name.

6.4          Notification.  Between the date of this Agreement and the Closing Date, the Purchasers’ Representative will promptly notify the Sellers’ Representative in writing if any Purchaser becomes aware of any fact or condition that causes or constitutes a breach of any of the Purchasers’ representations and warranties as of the date of this Agreement, or if any of the Purchasers becomes aware of the occurrence after the date of this Agreement of any fact or condition that could (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, the Purchasers’ Representative will promptly notify the Sellers’ Representative in writing if any Purchaser becomes aware of the occurrence of any breach of any covenant of the Purchasers in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

6.5          Guarantees.  The Purchasers shall use commercially reasonable efforts to obtain, as soon as practicable the release effective as of the Closing Date of each of the obligations of the Rockwood Sellers (or any Affiliate thereof, other than the Target Companies) to guarantee any liability of any Target Company listed on Schedule 6.5 of the Seller Disclosure Letter not otherwise constituting a breach of Article 3 of this Agreement and, to that end, shall provide such guarantees or other credit support as shall be required to obtain such release.  If the Purchasers fail to obtain any such release or the terms of such release are unreasonable in the Rockwood Sellers’ good faith judgment, one or more of the Purchasers shall enter into an agreement, in form reasonably satisfactory to Seller, containing covenants to indemnify the Rockwood Sellers in respect of any liability or any expense incurred by the Rockwood Sellers (or any Affiliate thereof, other than the Target Companies) in respect of any claim made in respect of any such liability or expense .

6.6          Access and Investigation. Except as may be prohibited by applicable Antitrust Laws, after the Closing and until the date that is six years after the Closing Date, the Purchasers will, and will cause their Representatives to, (a) afford the Rockwood Sellers and their Representatives reasonable access during normal business hours to the Purchasers’ and each Target Company’s personnel, properties, Contracts, books and records, and other documents and data and will furnish the Sellers and their Representatives copies thereof, in each case which the Sellers or their Representatives reasonably request in connection with Claims or Proceedings (other than Claims or Proceedings among the parties hereto) involving the Purchased IP, the Target Companies or the ownership or operation of the Business prior to the Closing and (b) cause their employees, counsel and advisors to, at the expense of the Rockwood Sellers, lend reasonable cooperation to the Rockwood Sellers and their Representatives in their inquires and investigations related to Claims or Proceedings relating to the Business prior to the Closing (other than Claims or Proceedings among the parties hereto).  Any investigations pursuant to this Section 6.6 shall be conducted in such manner as not to unreasonably interfere with the conduct of the business of the Purchasers.  Any access to the properties, Contracts, books and records of the Purchasers and each Target Company shall not violate any Legal Requirement or any agreement to which any Purchaser or any Target Company is a party or jeopardize the attorney-client privilege or any other legal privilege.  The Rockwood Sellers shall reimburse the Purchasers for all reasonable out-of-pocket expenses (excluding internal costs) actually incurred by the Purchasers and their Representatives in connection with the compliance by the Purchasers of their obligations under this Section 6.6.

6.7          Accounts Receivable Purchase.

(a)           The Purchaser shall, and shall cause the Target Companies to, use commercially reasonable efforts to collect all Accounts Receivables included in the calculation of Closing Date Working Capital.

(b)           The Purchasers shall have the right, by written notice (the “Receivables Notice”) to the Rockwood Sellers given on any day between 120 and 180 days following the Closing Date (the “Repurchase Date”), to require the Rockwood Sellers to purchase for cash and without recourse, within five Business Days of the date of the Receivables Notice, all of the Accounts Receivable reflected on the Closing Date Balance Sheet that are at the Repurchase Date uncollected net of the reserve reflected on the Closing Date Balance Sheet for a purchase price equal to their aggregate face value, and the Rockwood Sellers shall purchase and pay for such Accounts Receivable as provided herein.

(c)           The Purchasers shall cause the Target Companies to execute and deliver to the Rockwood Sellers all instruments as shall be reasonably necessary to effectively vest in the Rockwood Sellers all of the right, title, and interest of the Target Companies with respect to any uncollected Accounts Receivable purchased by the Rockwood Sellers pursuant to Section 6.7(a), without representation or recourse.

(d)           Any amounts subsequently collected by the Purchasers or the Target Companies in respect of returned Accounts Receivables for which the Purchaser or the Target Companies have received payment shall be paid promptly to the Rockwood Sellers.  For the purposes of identifying returned Accounts Receivables, any payment received from an account debtor will be applied against Accounts Receivables specified by the account debtor or, if no such Accounts Receivable are specified, the payment will be deemed to be payment with respect to the oldest accounts receivable less than 120 days old of that account debtor.

6.8          Further Assurances.  At any time and from time to time after the Closing Date without further consideration, the Purchasers shall, at the reasonable request of the Rockwood Sellers, execute and deliver any other assurances or documents and take such further action as may be necessary or appropriate in order to (a) effectuate the intent of this Agreement and (b) provide the Rockwood Sellers in all respects with the intended benefits of this Agreement.

6.9          Employee Communications.  The Purchasers shall not, and shall cause their respective Affiliates and Representatives not to, make any announcements or communications to any Business Employees prior to the Closing Date, whether or not in writing, regarding compensation or benefits or terms of employment without the prior written consent of the Rockwood Sellers or their Affiliates.  Notwithstanding any provision of this Agreement, the parties agree that no representation, warranty, covenant or agreement contained herein or in the Ancillary Documents shall be deemed to be breached as a direct consequence of (x) the voluntary termination of employment with the Target Companies initiated by any Business Employee occurring during the period between the date hereof and the Closing Date and (y) the termination of employment with the Target Companies for any reason of any Business Employee occurring following the Closing.

6.10        Reporting Assistance Obligations of the Purchasers.  After the Closing, the Purchasers will (and will cause the Target Companies and their other Affiliates to) reasonably assist the Rockwood Sellers and their Affiliates in preparing information for various Governmental Bodies after the Closing to the extent that such information relates to the Contemplated Transactions, the Business, the assets and/or the liabilities of the Business.  Such information includes information required by the Rockwood Sellers and their Affiliates to comply with their financial reporting requirements. The Rockwood Sellers shall reimburse the Purchasers for all reasonable out-of-pocket expenses (excluding internal costs) actually incurred by the Purchasers and their Affiliates in connection with the compliance by the Purchasers of their obligations under this Section 6.10.

ARTICLE 7
Conditions Precedent to the Purchasers’ Obligation to Close

The Purchasers’ obligation to purchase the Purchased IP and the Purchased Equity Interests and to take the other actions required to be taken by the Purchasers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchasers, in whole or in part):

7.1          Accuracy of Representations.  Each and all of (a) the Rockwood Sellers’ representations and warranties in this Agreement (other than the Seller Fundamental Representations) shall be true and correct (to the extent giving rise to Damages not discharged prior to the Closing) at and as of the date of this Agreement and at and as of the Closing Date (without regard to any qualifications therein as to materiality or Material Adverse Change), as though made at and as of such date (or, if made as of a specific date, at and as of such specific date), in each case, except for any such failures to be true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Change on the Target Companies, (b) the Seller Fundamental Representations (other than those contained in Section 3.1, clauses (ii) through (iv) of Section 3.2(b) and the last sentence of Section 3.3 (the “Seller Specified Fundamental Representations”)) shall be true and correct in all respects (to the extent giving rise to Damages not discharged prior to the Closing) at and as of the date of this Agreement and at and as of the Closing Date, as though made at and as of such date (or, if made as of a specific date, at and as of such specific date) and (c) the Seller Specified Fundamental Representations shall be true and correct in all material respects (to the extent giving rise to Damages not discharged prior to the Closing) at and as of the date of this Agreement and at and as of the Closing Date, as though made at and as of such date (or, if made as of a specific date, at and as of such specific date).

7.2          The Sellers’ Performance.

(a)           All of the covenants and obligations that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

(b)           Each document required to be delivered pursuant to Section 2.5(a) shall have been delivered to the Purchasers.

7.3          Approvals.  All applicable waiting periods under the HSR Act shall have expired or been terminated.

7.4          No Proceedings.  There shall not be any commenced or overtly threatened Proceeding that remains unresolved that could in the Purchasers’ reasonable judgment have the effect of preventing, delaying, making illegal, or otherwise interfering in any material respect with the Contemplated Transactions.

7.5          No Injunction.  There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Purchased IP or the Purchased Equity Interests by the Sellers to the Purchasers and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

7.6          No Material Adverse Change.  Since the date of this Agreement, there shall have been no Material Adverse Change with respect to any Target Company or the Business, and no events, facts or circumstances shall have occurred which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change with respect to the Target Companies taken as a whole or the Business.

7.7          Reorganization.  The Reorganization shall have occurred pursuant to documentation, in form and substance reasonably satisfactory to the Purchasers.

7.8          Intra-Company Accounts.  All Indebtedness and intercompany accounts between any of the Rockwood Sellers or any Related Persons of the Rockwood Sellers (other than the Target Companies), on the one hand, and any Target Company, on the other hand, shall have been settled.

7.9          Release of Security Interests.  The Seller shall have delivered to the Purchasers appropriate releases, in form and substance reasonably satisfactory to the Purchasers, with respect to any and all mortgages and other Liens on any of the assets of the Target Companies, including specifically the Purchased IP or the Purchased Equity Interests (in each case except for Permitted Liens (other than those described in clause (e) of the definition of Permitted Liens).

7.10        Release of Guarantees.  Each of the Target Companies shall be released from all of its obligations under each of the Guarantees at the Closing and evidence of each such release thereof (in form and substance reasonably satisfactory to the Purchasers) shall have been delivered to the Purchasers.

7.11        Tax Certificate.  AlphaGary Corporation shall have obtained a certificate of U.S. tax residency from the IRS on Form 6166.

ARTICLE 8
Conditions Precedent to the Sellers’ Obligation to Close

The Sellers’ obligation to transfer and sell the Purchased IP and the Purchased Equity Interests and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

8.1          Accuracy of Representations.  Each and all of (a) the Purchasers’ representations and warranties in this Agreement (other than the Purchaser Fundamental Representations) shall be true and correct (to the extent giving rise to Damages not discharged prior to the Closing) at and as of the date of this Agreement and at and as of the Closing Date (without regard to any qualifications therein as to materiality or Material Adverse Change on the Purchaser), as though made at and as of such date (or, if made as of a specific date, at and as of such specific date), in each case, except for any such failures to be true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Change on the Purchaser, (b) the Purchaser Fundamental Representations (other than those contained in Section 4.1 and clauses (ii) and (iii) of Section 4.2(b) (the “Purchaser Specified Fundamental

Representations”)) shall be true and correct in all respects (to the extent giving rise to Damages not discharged prior to the Closing) at and as of the date of this Agreement and at and as of the Closing Date, as though made at and as of such date (or, if made as of a specific date, at and as of such specific date) and (c) the Purchaser Specified Fundamental Representations shall be true and correct in all material respects (to the extent giving rise to Damages not discharged prior to the Closing) at and as of the date of this Agreement and at and as of the Closing Date, as though made at and as of such date (or, if made as of a specific date, at and as of such specific date).

8.2          The Purchasers’ Performance.

(a)           All of the covenants and obligations that the Purchasers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing, shall have been performed and complied with in all material respects.

(b)           Each document required to be delivered pursuant to Section 2.5(b) shall have been delivered to the Sellers.

8.3          HSR Act.  All applicable waiting periods under the HSR Act shall have expired or been terminated.

8.4          No Proceedings.  There shall not be any commenced or overtly threatened Proceeding that remains unresolved that could in the Sellers’ reasonable judgment have the effect of preventing, delaying, making illegal, or otherwise interfering in any material respect with the Contemplated Transactions.

8.5          No Injunction.  There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Purchased IP or the Purchased Equity Interests by the Sellers to the Purchasers and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.6          Estimated Purchase Price.  The Sellers’ Representative shall have received the entire Estimated Purchase Price in accordance with Section 2.3(b).

ARTICLE 9
Tax Matters

9.1          Tax Returns.

(a)           The Rockwood Sellers shall have the authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Target Companies that are due with respect to any period ending on or prior to the Closing Date.  Such authority shall include the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Target Companies shall be reported or disclosed in such Tax Returns.  Such Tax Returns shall be prepared in a manner consistent with the past practices of the Target Companies, except to the extent (i) required by applicable Legal Requirements, (ii) there would not be an adverse effect on the Tax liability of the Purchasers or their Related Persons (including, after the Closing, the Target Companies) or (iii) consented to by the Purchasers (such consent not to be unreasonably withheld, delayed or conditioned).  The Purchasers shall cooperate in causing the Target Companies to provide required signatures for such Tax Returns.  In addition, except as provided in Section 9.11, the Rockwood Sellers shall pay on or prior to the due date, any amount due and payable on such Tax Returns, except to the extent that such amount was (A) deducted in the calculation of Closing Date Working Capital or (B) is imposed as a result of (x) any action outside the Ordinary Course of Business after the Closing effected by Purchasers or any Related Persons of any Purchaser (including the Target Companies after the Closing Date) or (y) any Tax election made by Purchasers or any Related Persons of any Purchaser (including the Target Companies after the Closing Date) (other than the election described in Section 9.8 or any such election directed by or consented to by the Rockwood Sellers), in which case the Purchasers shall be responsible for any such amount.  The Purchasers or any Related Person of any Purchaser (including the Target Companies after the Closing Date) shall not file or cause to be filed any amended Tax Return with respect to any Target Company for any Pre-Closing Period, except to the extent there would not be an adverse effect on the Tax liability of the Rockwood Sellers or their Related Persons (including the Target Companies for Pre-Closing Periods).

(b)                                 To the extent permitted by applicable Legal Requirements, Purchasers’ Representative, Sellers’ Representative and their Related Persons shall cooperate in making any elections or taking any other action that will result in taxable periods of the Target Companies that begin prior to the Closing Date ending on or prior to the Closing Date. Except as provided in Section 9.1(a), the Purchasers shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Target Companies; provided that with respect to Tax Returns to be filed by the Purchasers pursuant to this Section 9.1 for taxable periods beginning before the Closing Date and ending after the Closing Date (the “Overlap Period”), such Tax Returns shall not be filed without the prior written consent of the Rockwood Sellers, which consent shall not be unreasonably withheld or delayed.  Such Tax Returns shall be prepared in a manner consistent with the past practices of the Target Companies, except to the extent required by applicable Legal Requirements.

9.2                             Overlap Period.  All Taxes of the Target Companies for any Overlap Period shall be apportioned between the portion of the Overlap Period ending on the Closing Date and the portion following the Closing Date as follows: (i) in the case of Taxes other than income, profits, gains, value added, stamp, sales and use and withholding Taxes, on a per-diem-basis and (ii) in the case of income, profits, gains, value added, stamp, sales and use and withholding Taxes, as determined from the books and records of each Target Company as though the taxable year of such Target Company terminated at the close of business on the Closing Date.  For the avoidance of doubt, all Taxes and Tax liabilities attributable to the sale (or deemed sale under Section 338(h)(10) of the Code) of the Purchased IP or the Purchased Equity Interests pursuant to this Agreement shall be apportioned solely to the portion of the Overlap Period ending on the Closing Date and be an obligation of the Rockwood Sellers as provided below.  The Rockwood Sellers shall be liable for Taxes with respect to the income, assets or operations of the Target Companies or the ownership of the Purchased IP or the Purchased Equity Interests that are attributable to the portion of the Overlap Period ending on and including the Closing Date, and shall pay such amounts to the Purchasers on or before five days prior to the due date of such Taxes, except as provided in Section 9.11 and except to the extent that such amounts were paid prior to the Closing Date, deducted in the calculation of Closing Date Working Capital or are imposed as a result of any action outside the Ordinary Course of Business after the Closing effected by Purchasers or any Related Persons of any Purchaser (including the Target Companies after the Closing Date) or any Tax election made by Purchasers or any Related Persons of any Purchaser (including the Target Companies after the Closing Date) (other than the election described in Section 9.8 or any such election directed by or consented to by the Rockwood Sellers).

9.3                             Controversies.

(a)                                  The Purchasers’ Representative shall promptly notify the Sellers’ Representative upon receipt by the Purchasers or any Related Persons of any Purchaser (including the Target Companies after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which the Rockwood Sellers may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”).  The Rockwood Sellers or the Sellers’ Representative, at their or its sole expense, shall have the authority to represent the interests of the Target Companies with respect to any Tax Matter before any Tax authority, other Governmental Body or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, however, that neither the Rockwood Sellers nor any of their Related Persons shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of the Purchasers, any Subsidiaries of the Purchasers, the Target Companies or any Related Persons of the foregoing for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of the Purchasers, which consent shall not be unreasonably withheld or delayed.  The Rockwood Sellers or the Sellers’ Representative shall keep the Purchasers fully and timely informed with respect to the commencement, status and nature of any Tax Matter that may affect the liability of the Target Companies for periods after the Closing.  The Rockwood Sellers shall, in good faith, allow the Purchasers to make comments to the Rockwood Sellers or Sellers’ Representative, as the case may be, regarding the conduct of or positions taken in any such proceeding that may affect the liability of the Target Companies for periods after the Closing.

(b)                                 The Sellers’ Representative and the Purchasers’ Representative shall jointly control the defense, compromise or other resolution of any Tax Matter related to an Overlap Period, which control shall be exercised reasonably and in good faith with due regard to the relative Tax liability potentially incurred by either party.  The parties shall keep each other fully and timely informed with respect to the commencement, status and nature of any such Tax Matter.

(c)                                  The Purchasers shall have the sole right to control any Tax Matter before any Governmental Body, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to, the income, assets or operations of the Target Companies or the ownership of the Purchased IP or the Purchased Equity Interests for all taxable periods beginning after the Closing Date.

9.4                             Transfer Taxes.  Except as provided in Section 9.11, all transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the sale of the Purchased IP or Purchased Equity Interests, or any other transaction that occurs pursuant to this Agreement shall be borne solely by the Rockwood Sellers, jointly and severally.  The Rockwood Sellers shall promptly reimburse the Purchasers in an amount equal to any such Tax that any Purchaser is required to pay under any applicable Legal Requirement.  Notwithstanding the foregoing, any Taxes paid by the Rockwood Sellers pursuant to this Section 9.4, which are thereafter recovered by the Purchasers shall be promptly paid by the recipient of such recovered Taxes to the Rockwood Sellers.

9.5                             Amended Tax Returns; Tax Refunds.  The Sellers’ Representative (or its designee) will be entitled to retain, or receive prompt payment from Purchasers or any Related Persons of any Purchaser (including the Target Companies after the Closing Date) of, any refund or credit for overpayment of Taxes for which the Rockwood Sellers are responsible pursuant to this Article 9 plus any interest received or credited with respect thereto from the relevant Governmental Body.  The Purchasers’ Representative will, if the Sellers’ Representative reasonably requests and at the Sellers’ Representative’s expense, cause Purchasers or any Related Persons of any Purchaser (including the Target Companies after the Closing Date) to promptly file for and obtain any refunds or credits to which the Sellers’ Representative is entitled under this Section 9.5.  The Sellers’ Representative may prosecute any such claim for refund and, when deemed appropriate by the Sellers’ Representative, will cause the relevant entity to authorize, by appropriate power of attorney, such person as the Sellers’ Representative may designate to represent such entity with respect to such refund claim; provided, however, that the Sellers’ Representative shall not take any action that could reasonably be expected to adversely affect the Tax liability of Purchasers or any Related Persons of any Purchaser (including the Target Companies after the Closing Date) for taxable periods after the Closing Date without the prior consent of Purchasers’ Representative (which consent shall not be unreasonably withheld or delayed).  For purposes of this Section 9.5, a party will be deemed to have made prompt payment of a refund or credit if such payment is made within 10 days of the receipt by such party of such refund or of the use by such party of such credit.

9.6                             Prior Tax Agreements.  The Sellers shall terminate or cause to be terminated any and all of the Tax sharing, allocation, indemnification or similar Contracts in effect on the Closing Date as between the Rockwood Sellers or any predecessor or Related Person thereof (other than any Target Company), on the one hand, and any Target Company, on the other hand, for all Taxes imposed by any Governmental Body, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

9.7                             Indemnification for Taxes. Except as provided in Section 9.11 and except to the extent that such Taxes (a) were deducted in the calculation of Closing Date Working Capital or were paid prior to the Closing or (b) are incurred as a result of any action outside the Ordinary Course of Business after the Closing effected by Purchasers or any Related Persons of any Purchaser (including the Target Companies after the Closing Date) or any Tax election made by Purchasers or any Related Persons of any Purchaser (including the Target Companies after the Closing Date) (other than the election described in Section 9.8 or any such election directed by or consented to by the Rockwood Sellers), the Rockwood Sellers shall indemnify and hold harmless the Purchasers and their Representatives, shareholders and their Related Persons (the “Purchaser Indemnified Persons”), and will pay the Purchaser Indemnified Persons for: (i) all Taxes (and, for purposes of this Section 9.7 any Damages resulting from, arising from or in connection with, or incurred with respect to, any claims that may be asserted by any Person based on, attributable to, or resulting from the failure of any representation or warranty made pursuant to Section 3.12 to be true and correct in all respects as of the date of this Agreement and as of the Closing Date shall constitute Taxes) imposed on the Target Companies for all Pre-Closing Periods, (ii) all Taxes imposed on the Target Companies with respect to income of the Rockwood Sellers or any of their Related Persons (other than the Target Companies) as a result of the provisions of United States Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign Legal Requirement, (iii) all Taxes imposed on the Target Companies, or for which the Target Companies may be liable, on the sale of the Purchased IP and the Reorganization and (v) any Taxes imposed on the deemed sale resulting from the joint election under Section 338(h)(10) of the Code to treat the sale of stock pursuant to this Agreement as an asset sale for U.S. federal income tax purposes, and any analogous provisions of state and local law.

9.8                             Section 338 Election.

(a)                                  Rockwood Holdings and Mexichem shall jointly complete and make, or cause to be completed and made, a timely election under Section 338(h)(10) of the Code (with respect to AlphaGary Corporation) on Form 8023 or in such other manner as may be required by rule or regulation of the IRS, and shall jointly make an election in the manner required under any analogous joint election provisions of state or local law concerning the transactions contemplated by this Agreement.  Mexichem shall, with the assistance and cooperation of Rockwood Specialties Group and Rockwood Specialties, prepare all such Section 338(h)(10) forms required as attachments to Form 8023 (and all forms under analogous provisions of state or local law) in accordance with applicable Tax Legal Requirements, and Mexichem shall deliver such forms and related documents to Rockwood Specialties Group and Rockwood Specialties at least 60 days prior to the due date of filing.  Rockwood Specialties Group and Rockwood Specialties shall deliver to Mexichem, at least 30 days prior to the due date of filing, such duly executed completed forms as are required to be filed under Section 338(h)(10) of the Code (and analogous provisions of state or local law).

(b)                                 The Sellers agree that the Purchasers shall perform or cause to be performed an initial valuation of assets and allocation of purchase price of AlphaGary Corporation for purposes of Section 338 of the Code.  The Purchasers shall provide the Rockwood Sellers with drafts of such valuation of assets and allocation and computation of the aggregate deemed sale price (as defined under Treasury Regulations Section 1.338-4) (which shall be prepared on a basis consistent with Section 9.8(a)) within 120 days after the Closing Date.  The Rockwood Sellers shall have 45 days to provide the Purchasers with any objections to such drafts.  If the Rockwood Sellers shall object to the computation or allocation by the Purchasers of such amounts, and the Purchasers and the Rockwood Sellers shall not reach agreement on the computation or allocation within 30 Business Days after notification by the Rockwood Sellers of their objection, the Purchasers and the Rockwood Sellers shall submit the issue to the Independent Accountant for resolution of the disagreement within 10 days (it being agreed that the Purchasers and the Rockwood Sellers will jointly share the fees and expenses of the

Independent Accountant).  The valuations and allocations determined pursuant to this Section 9.8(b) shall be used for purposes of all relevant Tax Returns, reports and filings.

9.9                             Pre-Closing Tax Payments. Notwithstanding anything to the contrary herein, any Taxes for a Pre-Closing Period or Overlap Period or that the Rockwood Sellers are otherwise required to pay pursuant to this Article 9, including any estimated Taxes, that are paid prior to the Closing shall be credited against the Rockwood Sellers’ liability for Taxes pursuant to this Article 9 and, to the extent such payments of Taxes exceed the Rockwood Sellers’ liability for such Taxes pursuant to this Article 9, the Purchasers shall pay the amount of such excess to the Rockwood Sellers within five days after the filing of a Tax Return related to such Taxes or the taxable period with respect to which such Taxes were paid.

9.10                       Tax Cooperation.  After the Closing Date, each of Sellers’ Representative and Purchasers’ Representative shall, and shall cause their respective Related Persons to, provide the other party (subject to reimbursement by the other party for, and only for, any reasonable out-of-pocket expenses), with such assistance as may reasonably be requested by the other party in connection with the preparation of any return, report, or form with respect to Taxes or any administrative or judicial proceeding relating to liability for Taxes of the Target Companies (or any affiliated, consolidated, combined or unitary group in which any of the Target Companies is included), Sellers’ Representative, Purchasers’ Representative or any of their respective Related Persons.  For the avoidance of doubt, Purchasers’ Representative shall timely provide Sellers’ Representative with any information and assistance reasonably required by Sellers’ Representative in connection with any IRS Form 5471 that any Rockwood Seller is required to filed with respect to any Target Company.  The parties further agree to retain and provide each other with reasonable access to all books and records relevant to the liabilities of the Target Companies or the Rockwood Sellers (or any of their Related Persons) for Taxes for any periods (or portions thereof) prior to the Closing for at least seven years after the Closing and to give each other notice and an opportunity to receive such books or records prior to destroying or discarding any such books or records.

9.11                       Mexican Taxes. Notwithstanding any provision to the contrary in this Agreement, Rockwood Sellers shall not be required to pay or indemnify Purchaser Indemnified Parties from and against, and Purchasers shall be solely responsible for, any Taxes imposed upon the sale of the Purchased IP and the Purchased Equity and any other transaction that occurs pursuant to this Agreement that are imposed by Mexico or any political subdivision or taxing authority thereof or therein.

ARTICLE 10
Employee Benefit Plan Matters

10.1                       Employee Benefit Plan Matters.

(a)                                  Employee Benefits.  Effective as of the Closing, the Target Companies shall withdraw from participation in all Benefit Plans other than Target Company Benefit Plans, and Rockwood Specialties shall retain, and shall indemnify and hold harmless the Purchasers and the Target Companies from and against, any and all liabilities and losses arising out of, or relating to, any Benefit Plan that is not a Target Company Benefit Plan.  For the avoidance of doubt, any indemnification in relation to the UK Plan is not covered in this Section 10.1(a) but is dealt with pursuant to the provisions of Section 10.1(e).

(b)                                 COBRA.  Rockwood Specialties shall, or shall cause one of its Affiliates (other than a Target Company) to, be responsible for providing continuation of group health coverage required by COBRA or other similar applicable Legal Requirements to any Business Employee employed or engaged in the portion of the Business conducted in the United States (collectively, “U.S. Business Employees”), any former employee of the Business conducted in the United States or any “qualified beneficiary” (within the meaning of Section 4980B of the Code) of any such U.S. Business Employee or former employee of the Business conducted in the United States who incurs a “qualifying event” (within the meaning of Section 4980B of the Code) prior to the Closing Date.

(c)                                  Claims Incurred.  Rockwood Specialties shall, or shall cause one of its Affiliates (other than a Target Company) to, be responsible for any covered claims incurred (whether prior to or after the Closing) by Business Employees under any Benefit Plan (other than under any Target Company Benefit Plan).  For purposes of the foregoing, a claim shall be deemed to be incurred at the time services, with respect to such claim, are rendered and not at the time claim for payment is made.  Rockwood Specialties will be responsible for any obligation to provide long-term disability benefits to any Business Employee or any individual formerly employed by the Business who is on long-term disability as of the Closing Date. Rockwood Specialties and the Purchasers shall mutually cooperate in good faith to endeavor to provide long-term disability benefits to any Business Employee who is on short-term disability as of the Closing Date who subsequently qualifies for long-term disability.

(d)                                 AlphaGary Pension Plan.  Prior to the Closing Date, Rockwood Specialties shall, or shall cause one of its Affiliates (other than a Target Company) to, assume sponsorship of, and all liabilities and assets related to, the AlphaGary Corporation Union Employees Pension Plan and any related trust.

(e)                                  UK Plan.

(i)                                     Rockwood Sellers shall cause Rockwood UK to be responsible for and the Rockwood Sellers shall indemnify and hold the Purchasers and each of the Target Companies harmless for and keep them indemnified and held harmless against any liability arising from or otherwise relating to the UK Plan, including (without limitation) (x) any debt that may arise under Section 75 or Section 75A of the Pensions Act 1995 (“Section 75 debt”) at any time in relation to the UK Plan and (y) any liabilities arising from any contribution notice or financial support direction that may be issued pursuant to PA04 in relation to the UK Plan.  Notwithstanding any other provision of this Agreement, the indemnity contained in this Section 10.1(e) shall survive the Closing indefinitely.

(ii)                                  Notwithstanding the generality of Section 10.1(e)(i), if any Section 75 debt arises as a result of the cessation of participation of AGL in the UK Plan, the Rockwood Sellers shall cause Rockwood UK, in its sole discretion, either:

(A)                              to procure payment to the UK Plan of an amount equal to any such debt (on the basis that any such payment satisfies the obligation to make such payment by AGL);

(B)                                to enter into a withdrawal agreement complying with Schedule 1A to the Occupational Pension Schemes (Employer Debt Regulations) 2005 (“Employer Debt Regulations”) under which Rockwood UK guarantees payment of Amount B (as determined in accordance with Paragraph 5 of Schedule 1A of the Employer Debt Regulations); or

(C)                                make such other arrangements with the trustees of the UK Plan by way of scheme apportionment arrangement in accordance with the Employer Debt Regulations or otherwise as have the effect that AGL has no liability for any such Section 75 debt that is not met by Rockwood UK under Section 10.1(e)(i).

(iii)                               The Purchasers agree that they will (and that following the Closing they will procure that AGL will) provide such information in relation to AGL and/or assistance as Rockwood UK may reasonably require in order to agree with the trustees of the UK Plan and/or the U.K. Pensions Regulator any arrangements referred to in this Section 10.1(e) and confirms that AGL will, if so required by Rockwood UK, enter into any such agreement in such form as Rockwood UK may reasonably require in order to implement those arrangements on the basis that (i) any amounts payable by AGL under such agreement and (ii) any reasonable expenses of AGL in relation to the entering into of such agreement, will be met by Rockwood UK in accordance with the provisions of this Section 10.1(e).

(f)                                    German and French Employees.  The parties hereto shall, or shall cause each of their applicable Affiliates to, cooperate with each other with respect to the transfer of employment of the employee located in Germany and the employee located in France that are listed on Schedule 10.1(f) of the Seller Disclosure Letter.

(g)                                 Cooperation.  Upon request, Rockwood Specialties shall provide to the Purchasers, and the Purchasers shall provide to Rockwood Specialties, such documents, data and information as may reasonably be necessary to implement the provisions of this Section 10.1 and to administer their respective benefit plans.

(h)                                 General. Nothing herein expressed or implied shall confer upon any of the employees of Rockwood Specialties, the Purchasers, the Target Companies or any of their Affiliates, any rights or remedies, including any right to benefits or employment, or continued benefits or employment, for any specified period, of any nature or kind whatsoever by reason of this Agreement.

ARTICLE 11
Termination

11.1                       Termination Events.  This Agreement may, by written notice given prior to or at the Closing (such notice to include the reason for termination), be terminated:

(a)                                  (i) by the Purchasers, if satisfaction of a condition in Article 7 is or becomes impossible (other than through the failure of the Purchasers to comply with their obligations under this Agreement); or (ii) by the Sellers, if satisfaction of a condition in Article 8 is or becomes impossible (other than through the failure of the Sellers to comply with their obligations under this Agreement);

(b)                                 by mutual consent of the Purchasers and the Sellers; or

(c)                                  by either the Purchasers or the Sellers if the Closing has not occurred (other than through the failure of the parties seeking to terminate this Agreement to comply fully with their obligations under this Agreement) on or before March 31, 2011 (the “Outside Date”) or such later date as the parties may agree in writing.

11.2                       Effect of Termination. Except as otherwise set forth in this Section 11.2, each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 5.4, Section 5.6, this Section 11.2 and Article 12 and Article 13 will survive; provided, however, that, unless otherwise set forth in Section 12.1, if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 12
Indemnification; Remedies

12.1                       Survival.  Except for (i) the representations and warranties of the Rockwood Sellers contained in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority; No Conflict), Section 3.3 (Capitalization), Section 3.4(a) (Title to Purchased Equity Interests), Section 3.7(a) (Title to Assets) and Section 3.26 (Brokers or Finders) (collectively, the “Seller Fundamental Representations”), each of which shall survive the Closing indefinitely, (ii) the representations and warranties of the Rockwood Sellers contained in Section 3.12 (Tax Returns Filed and Taxes Paid), which shall survive until 60 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof), and (iii) the representations and warranties of the Purchasers contained in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority; No Conflict) and Section 4.4 (Brokers or Finders) (collectively, the “Purchaser Fundamental Representations”), each of which shall survive the Closing indefinitely, the respective representations and warranties of the Rockwood Sellers and the Purchasers contained in this Agreement or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement and any obligation under clause (ii) of Section 12.2(a) to the extent arising from or in connection any breach of the covenant contained in the last sentence of Section 5.3(a) shall survive until the second anniversary of the Closing Date.  Notwithstanding any other provision of this Agreement, the Rockwood Sellers’ obligations to indemnify and hold harmless any Purchaser Indemnified Person for Damages for which indemnification would otherwise be available pursuant to clause (iii) of Section 12.2(a) shall to the extent such Damages constitute On-Site Environmental Liabilities terminate on the date that is four years after the Closing Date.  The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.  The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

12.2                       Indemnification and Payment by the Rockwood Sellers.

(a)                                  The Rockwood Sellers shall indemnify and hold harmless the Purchaser Indemnified Persons, and will pay the Purchaser Indemnified Persons for any loss, liability, Claim, damage and expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(i)                                     any failure of any representation or warranty made by any Rockwood Seller in this Agreement or any Ancillary Document delivered by any Seller (other than the representations and warranties contained in Section 3.12 (Taxes), which are addressed in Section 9.7) to be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date);

(ii)                                  any breach of or failure to perform or comply with any covenant or obligation of any Seller in this Agreement or in any Ancillary Document delivered by any Seller;

(iii)                               Historic Contamination, whether or not directly resulting from the operation or the conduct of the Business, and including any action taken (or not taken), by the Rockwood Sellers or any Target Company prior to the Closing Date;

(iv)                              any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with any Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; and

(v)                                 the Reorganization.

(b)                                 Notwithstanding Section 12.2(a), (i) the Rockwood Sellers shall not be required to indemnify any Purchaser Indemnified Person for Damages with respect to any Claim for indemnification pursuant to clauses (i) or (iii) of Section 12.2(a) (other than Damages relating to the spill of liquid plasticizer in the vicinity of the former tank farm at 9635 Industrial Drive, Pineville, NC 28134 on February 17, 1988) or clause (ii) of Section 12.2(a) to the extent arising from or in connection with a breach of the covenant contained in the last sentence of Section 5.3(a) if the Damages relating thereto (together with all Damages arising out of the same event or occurrence or series of related events or occurrences or recurring Damages of a similar nature) are less than twenty five thousand Dollars ($25,000) in the aggregate (and such Claim shall be disregarded and shall not be aggregated for purposes of clause (ii) of this Section 12.2(b)), (ii) the Rockwood Sellers shall not be required to indemnify any Purchaser Indemnified Person for

Damages with respect to any Claim for indemnification pursuant to clause (i) of Section 12.2(a) or clause (ii) of Section 12.2(a)  to the extent arising from or in connection with a breach of the covenant contained in the last sentence of Section 5.3(a) unless and until the aggregate amount of all Damages against the Rockwood Sellers under clause (i) of Section 12.2(a) exceeds on a cumulative basis an amount equal to one million five hundred thousand Dollars ($1,500,000) (the “Basket Amount”), in which case the Indemnified Person shall be entitled to recover the Basket Amount, as well as the amount of Damages in excess of the Basket Amount, (iii) the cumulative indemnification obligations of the Rockwood Sellers under clause (i) of Section 12.2(a) and clause (iii) of Section 12.2(a) (to the extent such Damages constitute On-Site Environmental Liabilities) and clause (ii) of Section 12.2(a)  to the extent arising from or in connection with a breach of the covenant contained in the last sentence of Section 5.3(a) shall in no event in the aggregate exceed 30% of the Purchase Price, (iv) the aggregate liability of the Rockwood Sellers for Damages under Section 12.2 shall in no event exceed the Purchase Price and (v) without limitation of the other clauses of this Section 12.2(b), the aggregate liability of the Rockwood Sellers in respect of Damages described in clause (iii) of Section 12.9(c) shall be limited to 50% of the otherwise indemnifiable Damages.  The limitation on indemnification contained in clauses (i), (ii) and (iii) of this Section 12.2(b) shall not apply to Damages that arise from a failure of the Seller Fundamental Representations and the representations and warranties contained in Section 3.14 (Employee Benefits) to be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date).  In addition, none of the limitations set forth in this Section 12.2(b) shall apply to Damages that arise from fraud by an Indemnifying Person.

12.3                       Indemnification and Payment by the Purchasers.

(a)                                  The Purchasers shall indemnify and hold harmless the Rockwood Sellers and their Representatives, shareholders or members, as the case may be, and their Related Persons (the “Seller Indemnified Persons”), and shall pay the Seller Indemnified Persons for any Damages arising from or in connection with:

(i)                                     any failure of any representation or warranty made by the Purchasers in this Agreement or in any Ancillary Document delivered by the Purchasers to be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date);

(ii)                                  any breach or failure to perform or comply with any covenant or obligation of the Purchasers in this Agreement or in any Ancillary Document delivered by the Purchasers; or

(iii)                               any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with the Purchasers (or any Person acting on the Purchasers’ behalf) in connection with any of the Contemplated Transactions.

(b)                                 Notwithstanding this Section 12.3(b), (i) the Purchasers shall not be required to indemnify any Seller Indemnified Person for Damages with respect to any Claim for indemnification pursuant to clause (i) of Section 12.3(a): (A) if the Damages relating thereto (together with all Damages arising out of the same event or occurrence or series of related events or occurrences or recurring Damages of a similar nature) are less than twenty five thousand Dollars ($25,000) in the aggregate (and such Claim shall be disregarded and shall not be aggregated for purposes of clause (i)(B) of this Section 12.3(b)) and (B) unless and until the aggregate amount of all Claims against the Purchasers under clause (i) of Section 12.3(a) exceeds on a cumulative basis an amount equal to the Basket Amount, in which case the Indemnified Person shall be entitled to recover the Basket Amount, as well as the amount of Claims in excess of the Basket Amount, (ii) the cumulative indemnification obligations of the Purchasers under clause (i) of Section 12.3(a) shall in no event in the aggregate exceed 30% of the Purchase Price and (iii) the cumulative indemnifications of the Purchasers under Section 12.3(a) shall in no event exceed the Purchase Price.  The limitation on indemnification contained in clauses (i) and (ii) of the preceding sentence shall not apply to Damages that arise from a failure of the Purchaser Fundamental Representations to be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date).  In addition, none of the limitations set forth in this Section 12.3(b) shall not apply to Damages that arise from fraud by an Indemnifying Person.

12.4                       Third-Party Claims.

(a)                                  Promptly after receipt by a Person entitled to indemnity under Section 12.2 or 12.3 (an “Indemnified Person”) of notice of the assertion of a Claim by a Third Party (a “Third-Party Claim”) against it, such Indemnified Person shall give written notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim describing in reasonable detail the basis of such Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)                                 If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 12.4(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate) with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person.  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 12 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim.  If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party

Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any such compromise or settlement of such Third-Party Claims effected without its consent.  If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within 30 days after notice is given to the Indemnified Person, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim, or any compromise or settlement effected, by the Indemnified Person with the prior consent of the Indemnifying Person (which consent may not be unreasonably withheld, delayed or conditioned), and will not be required to indemnify Purchaser Indemnified Parties in respect of any such determination made or compromise or settlement effected without such consent.

(c)                                  Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld, delayed or conditioned).

(d)                                 The Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Purchaser Indemnified Person for purposes of any claim that a Purchaser Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on the Seller with respect to such a claim anywhere in the world.

(e)                                  The Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)                                    The parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges.  In connection therewith, each party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

12.5                       Other Claims.  A claim for indemnification for any matter not involving a Third-Party Claim shall be asserted by written notice to the party from whom indemnification is sought and shall be shall be made as promptly as practicable after the time the Indemnified Person becomes aware of the facts forming the basis of such claim.

12.6                       Indemnification in Case of Strict Liability or Indemnitee Negligence.  The indemnification provisions in this Article 12 shall be enforceable regardless of whether the liability of the person seeking indemnification is based upon a claim of negligence or strict liability, and regardless of whether any person (including the person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory or comparative negligence of the person seeking indemnification or the sole or concurrent strict liability imposed upon the person seeking indemnification.

12.7                       Interest.  In the event that any amount due to any Purchaser Indemnified Person or Seller Indemnified Person, as the case may be, under this Article 12 or Section 9.7 is not paid when due, the party required to make payment shall pay interest on such amount at a rate of six percent (6%) per annum, based on a 360-day year, from the date such amount is payable to the date of actual payment.

12.8                       Exclusive Remedy.  The indemnity provided for in this Article 12 and Section 9.7 shall constitute the parties’ sole and exclusive remedy with respect to each other for any and all Claims for Damages (but not specific performance or other equitable remedies) relating to this Agreement and the Contemplated Transactions; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud by the other party in connection with the Contemplated Transactions.  In furtherance of but subject to the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Legal Requirement, any and all other rights, claims and causes of action (other than fraud by the other party) that it has against the other party (or any Related Person of the other party) in connection with this Agreement or the Contemplated Transactions.

12.9                       Additional Limitations; Adjustments; Mitigation.

(a)                                  Any indemnity payment made by the Purchasers on the one hand, or the Rockwood Sellers, on the other hand, pursuant to this Article 12 and Section 9.7 in respect of any Damage shall be (a) reduced by any insurance proceeds under applicable insurance policies actually received by a party entitled to indemnification under this Agreement in respect of such claim and (b) increased by (i) the aggregate cost of pursuing any related insurance claims and (ii) any related increases in insurance premiums resulting from insurance recoveries. The Purchasers and the Rockwood Sellers each agree that they will (and cause their Affiliates to) use commercially reasonable efforts to recover any such insurance proceeds under applicable insurance policies to the extent such recoveries would reduce amounts required to be paid by any party pursuant to this Article 12.  If a party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment, then such party shall promptly reimburse the party required to provide indemnification for any payment made or expense incurred by such party in connection with providing such indemnification payment up to the amount received by such party, net of any expenses incurred by such party in collecting such amount.    The Purchasers and

the Rockwood Sellers shall cooperate with each other with respect to resolving any Claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using reasonable efforts to minimize Damages or resolve any such Claim or liability and acting in good faith in responding to, defending against, settling or otherwise dealing with such Claim.

(b)                                 Notwithstanding any other provision of this Agreement, the Rockwood Sellers’ obligations under clause (i) of the Section 12.2(a) in respect of any asserted breach or inaccuracy of any representation or warranty resulting from, arising out or in respect of Environmental Liabilities and clause (iii) of Section 12.2(a) shall in all circumstances be limited to the amount of the least stringent, lowest cost approach necessary to achieve compliance with applicable Environmental Laws.

(c)                                  Notwithstanding any other provision of this Agreement, the Rockwood Sellers shall not be responsible for any Damages for which indemnification would otherwise be available pursuant to clause (iii) of Section 12.2(a) or clause (i) of Section 12.2(a) (in respect of a breach of a representation and warranty set forth in Section 3.19 (Environmental Matters)) to the extent that such Damages would not have arisen but for initiation of any communication with or notice to a Governmental Body or any other Person, except to the extent such initiation of communication or notice (i) is required by Environmental Law (including Governmental Authorizations issued thereunder), other than any such requirement triggered by (A) the expansion in any manner, the closure or the demolition after the Closing of any part of any Facility owned or operated by a Target Company as of the Closing Date, (B) any zoning or land use Legal Requirements imposed after the Closing Date or (C) any change after the Closing in the use of any Facility, (ii) has been approved in writing by the Sellers’ Representative or (iii) notwithstanding clause (i), is required by applicable Environmental Law (including Governmental Authorizations issued thereunder) to be made in connection with the expansion of the Business’ Pineville, North Carolina facility.

12.10                 Application to Taxes. Notwithstanding anything to the contrary herein, except for the survival period for indemnification claims for Taxes set forth in Section 12.1, this Article 12 shall have no application with respect to indemnification claims related to Taxes, which shall be covered exclusively by Article 9.

ARTICLE 13
General Provisions

13.1                       Expenses.  Except as otherwise expressly provided in this Agreement (including Section 9.4, Article 11 and this Section 13.1), whether or not the Closing occurs, each party to this Agreement will bear its respective expenses (and, in the case of the Rockwood Sellers, the expenses of the Target Companies) incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.  The Purchasers, on the one hand, and Rockwood Sellers, on the other hand, will each pay one-half of the HSR Act filing fee.  In the event of termination of this Agreement, the obligation of each party hereto to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party, including Article 11.

13.2                       Public Announcements.  None of the Sellers and the Purchasers shall, nor shall any of their respective Related Persons or Representatives or Representatives of such Related Persons, without the prior written consent of the other parties hereto, issue any press releases or otherwise make any public statements with respect to this Agreement or the Contemplated Transactions, except as may be required by applicable Legal Requirements or by any securities exchange or Governmental Body (in which case the party required (or whose Related Person or Representative is required) to issue any press release or otherwise make any public statement shall allow the other party reasonable time to comment on such press release or public statement in advance of its issuance (the first party being under no obligation to accept any such comments).

13.3                       Notices.  All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or when sent by facsimile transmission (with receipt confirmed), or on the third business day after dispatch thereof by reputable international courier addressed as follows (or at such other addresses as the parties may designate by written notice in the manner aforesaid):

The Sellers:

Rockwood Specialties Group, Inc.
100 Overlook Center
Princeton, NJ 08540
Attention:  General Counsel
Telephone No.:  (609) 514-0300

Facsimile No.:  (609) 514-8722

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY  10004

Attention:  James Modlin, Esq.

Telephone No.: (212) 837-6012

Facsimile No.:  (212) 422-4726

The Purchasers:

Mexichem, S.A.B. de C.V.

Rio San Javier No 10 Fracc. Viveros Del Rio

Tlalnepantla, 54060

Mexico

Attention: Andrés Eduardo Capdepón A., General Counsel - Director Jurídico

Telephone No.: (52 55) 5366 4023

Facsimile No.: (52 55) 5397 8836

13.4                       Governing Law.  This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement, shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof.

13.5                       Arbitration.

(a)                                  Any dispute, controversy or claim arising out of or relating to or in connection with this Agreement (other than disputes, controversies or claims arising out of (i) Section 2.6(c) with respect to any Contested Adjustments, (ii) Section 2.7 with respect any adjustment to Schedule 2.7 to reflect any difference between the Per Target Company Closing Date Working Capital and the Per Target Company Target Working Capital as well as any Closing Date Retained Cash and/or Closing Date Indebtedness of a Target Company as finally determined in accordance with Section 2.6 and (iii) Section 9.8 with respect to the computation or allocation of the aggregate deemed sale price (as defined under Treasury Regulations Section 1.338-4) of the assets of AlphaGary Corporation), including any dispute, controversy or claim involving Affiliates of any party and any question regarding the existence, validity or termination of, or regarding a breach of, this Agreement shall, subject to Section 13.5(e), be finally resolved by arbitration administered by the International Centre for Dispute Resolution under its International Arbitration Rules (“ICDR Rules”).  Each party hereto consents to such arbitration as the sole and exclusive method of resolving any such dispute, controversy or claim.

(b)                                 The arbitration will take place in the city of New York, New York and will be conducted in the English language, in accordance with the United States Arbitration Act.  The arbitration tribunal will consist of three arbitrators. Each party shall nominate one arbitrator, and the two party-appointed arbitrators shall appoint the chair, except that in the event there are more than two parties in the arbitration the arbitration tribunal shall be constituted in accordance with the ICDR Rules. Notwithstanding Section 13.1, the prevailing party shall be entitled to recover the costs and expenses of the arbitration and of any action for interim relief or enforcement of the award, which costs and expenses shall include reasonable attorneys fees.  The award of the arbitral tribunal shall be final and binding on the parties thereto.  Judgment upon any award rendered by the arbitrators may be entered and a confirmation order sought in any court having jurisdiction.

(c)                                  An arbitral tribunal constituted under this Agreement may, unless consolidation would prejudice the rights of any party, consolidate an arbitration hereunder with arbitration under any documents entered into in connection with this Agreement if the arbitration proceedings raise common questions of law and fact.  If two or more arbitral tribunals under these agreements issue consolidation orders, the order issued first shall prevail.

(d)                                 The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by applicable Legal Requirements or any self-regulatory or national securities exchange, to potential lenders, investors or potential purchasers of all or any part of a parties business, to protect or pursue a legal right or to enforce or challenge the arbitration agreement or an award in legal proceedings before a court or other judicial authority.

(e)                                  Notwithstanding Section 13.5(a), the parties hereto hereby acknowledge and agree that they may apply to any court having jurisdiction for interim relief, including temporary restraining orders or preliminary injunctions, in addition to any remedy to which the parties may be entitled in any arbitration proceeding.

(f)                                    For purposes of any proceeding to enforce or confirm an award of the arbitral tribunal pursuant to this Section 13.5 or any action brought pursuant to Section 13.5(e), each party hereto hereby expressly submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in the City of New York.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Each party hereto consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to its address specified in Section 13.3 or in any other manner permitted by applicable Legal Requirements.  EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

13.6                       Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party hereto in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7                       Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party hereto to be charged with the amendment.

13.8                       Assignments, Successors, and No Third-Party Rights.  No party hereto may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties hereto. Except for Persons entitled to indemnification under Article 12, a Person that is not a party hereto shall have no right to under the Contract (Rights of Third Parties) Act of 1999 to enforce any of the terms of this Agreement.

13.9                       Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10                 Joint and Several Obligations.  Any and all obligations or duties of the Rockwood Sellers under this Agreement shall be joint and several and any and all obligations or duties of the Purchasers under this Agreement shall be joint and several.

13.11                 Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

13.12                 Representatives.  The Rockwood Sellers hereby appoint Rockwood Specialties Group (the “Sellers’ Representative”) and the Purchasers hereby appoint Mexichem Parent (the “Purchasers’ Representative”) and, by their respective execution and delivery of the signature page of this Agreement, Rockwood Specialties Group, on the one hand, and Mexichem Parent, on the other hand, each hereby accept such appointment, to serve as the representative and true and lawful attorney-in-fact and agent (a) in the case of the Rockwood Sellers’ Representative, to act in each Rockwood Seller’s name, place and stead and (b) in the case of the Purchasers’ Representative, to act in each Purchaser’s name, place and stead, in each case, with respect to any and all actions required or permitted to be taken under this Agreement, the other instruments and agreements to be executed and delivered by the parties hereto as contemplated hereby or otherwise in connection with or related to the Contemplated Transactions on behalf of the Rockwood Sellers (in the case of the Sellers’ Representative) or the Purchasers (in the case of the Purchasers’ Representative), as applicable, following the Closing, including:

(i)                                     investigating, defending, prosecuting or settling any matter (including counterclaims, cross-claims or similar actions) as to which indemnification may be sought by the Purchasers or the Purchaser Indemnified Persons (in the case of the Sellers’ Representative) or the Rockwood Sellers or the Seller Indemnified Persons (in the case of the Purchasers’ Representative), including to agree to, negotiate, and enter into settlements and compromises with the Purchasers or the Rockwood Sellers, as the case may be, to conduct the defense of any claims for indemnification in arbitration, to comply with orders of courts and awards of arbitrators with respect to amounts owed under this Agreement or in accordance with and subject to the limitations set forth in this Agreement;

(ii)                                  providing and receiving notices on behalf of the Rockwood Sellers (in the case of the Sellers’ Representative) or the Purchasers (in the case of the Purchasers’ Representative), under this Agreement or any other document delivered in connection herewith or therewith;

(iii)                               entering into any amendment, waiver or modification of this Agreement or any other document delivered in connection herewith or therewith; and

(iv)                              taking any and all other actions necessary or advisable in the judgment of the Sellers’ Representative or the Purchasers’ Representative, as applicable, to effectuate the terms and provisions of this Agreement and the Contemplated Transactions for the benefit of the Rockwood Sellers (in the case of the Sellers’ Representative) or the Purchasers (in the case of the Purchasers’ Representative).

13.13                 Specific Performance.  The parties hereto agree that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to all other remedies available to it, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance, without the necessity of proving the inadequacy as a remedy of money damages.

13.14                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

MEXICHEM COMPUESTOS, S.A. DE C.V.

By
Name:
Title:

MEXICHEM UK LIMITED

By
Name:
Title:

MEXICHEM FLUOR CANADA, INC.

By
Name:
Title:

MEXICHEM AMANCO HOLDING, S.A. DE C.V.

By
Name:
Title:

MEXICHEM, S.A.B. DE C.V.

By
Name:
Title:

[Signature Page 1 to Business Purchase Agreement]

ALPHAGARY CORPORATION

By
Name:
Title:

ALPHAGARY LIMITED

By
Name:
Title:

ROCKWOOD ADDITIVES LIMITED

By
Name:
Title:

ROCKWOOD SPECIALTIES INC.

By
Name:
Title:

ROCKWOOD SPECIALTIES GROUP, INC.

By
Name:
Title:

ROCKWOOD HOLDINGS, INC.

By
Name:
Title:

[Signature Page 2 to Business Purchase Agreement]